UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

ML WINTON FUTURESACCESS LLC
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	20-1227904 (I.R.S. Employer Identification No.)

c/o MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC
1200 Merrill Lynch Drive (1B)
Pennington, NJ 08534

Barbra E. Kocsis
Merrill Lynch Alternative Investments LLC
1200 Merrill Lynch Drive (1B)
Pennington, NJ 08534
(800) 765-0995

__________________________

Copies to:

David R. Sawyier
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:  Units of Limited Liability Company Interest
   (Title of Class)

i

Item 1:  BUSINESS

ORGANIZATIONAL CHART
ML WINTON FUTURESACCESS LLC
The organizational chart below illustrates the relationships among the various service providers to ML Winton FuturesAccess LLC (the “Fund”). Merrill Lynch Alternative Investments LLC (the “Manager”) is the manager of the Fund.  Winton Capital Management Limited (the “Trading Advisor”) is the trading advisor of the Fund, and is not affiliated with the Manager or the Fund. All other service providers depicted in the organizational chart below are affiliates of the Manager.  For convenience, ML&Co. and entities affiliated with it are sometimes collectively referred to as “Merrill Lynch.”

*MLAI sponsors and manages a variety of alternative investment funds, including the Fund, other funds within the FuturesAccess Program (“FuturesAccess Funds”), other commodity pools and funds which trade primarily in securities rather than commodities, including hedge funds, funds of funds and private equity funds.

(a)  General development of business

The Fund is a Delaware limited liability company, formed on May 17, 2004, that retains a single professional commodity trading advisor (“CTA”) to manage the Fund’s speculative trading of commodity futures and forward contracts, other commodity interests and options on each of the foregoing.

Plan of Operation

The Fund commenced trading on February 1, 2005.  The Fund’s objective is speculative trading profits. Potential investors should view an investment in the Fund as a long-term investment.

Under its limited liability company operating agreement (the “Operating Agreement”), the Fund has delegated the exclusive management of all aspects of the business and administration of the Fund to the Manager, a Delaware limited liability company. The Manager is registered with the Commodity Futures Trading Commission (“CFTC”) as a Commodity Pool Operator (“CPO”) and as a CTA and is a member of National Futures Association (“NFA”) in such capacities.  The Manager is also registered with the Securities and Exchange Commission (“SEC”) as an investment adviser and transfer agent.

The Fund’s offering materials were prepared in accordance with applicable CFTC rules and filed with and reviewed by NFA.  The Fund’s units of limited liability company interest (“Units”) are privately offered pursuant to Rule 506 under Regulation D of the Securities Act of 1933, as amended (the “Securities Act”).

The Fund’s assets are used to engage in the trading of commodity futures contracts, other commodity interests, options, and forward contracts pursuant to the investment methodology of the Trading Advisor. The Manager was responsible for selecting and will be responsible for monitoring the Trading Advisor, and it may replace the Trading Advisor in the future.

The Trading Advisor attempts to achieve for the Fund the objective of its trading model, the Winton Diversified Program (the “Trading Model”), which consists of trading a portfolio of over 100 contracts over-the-counter (“OTC”) and on major futures exchanges and forward markets worldwide, employing a computerized, technical, principally trend-following trading system developed by its principals.

The Fund’s fiscal year ends on December 31.

As the Fund trades primarily in commodity interests rather than securities, the Fund qualifies for an exception from and is not registered as an investment company under the Investment Company Act of 1940, as amended (the “Company Act”).  Consequently, investors in the Fund (“Investors”) will not have the benefit of the investor protection provisions afforded by the Company Act.

(b)  Financial Information about Segments

The Fund’s business constitutes only one segment, a speculative “commodity pool.” The Fund does not engage in sales of goods or services.

(c)  Narrative Description of Business

General

The Fund trades in the international futures and forward markets with the objective of achieving substantial capital appreciation using speculative trading methods.  One of the aims of the Fund is to provide diversification to a limited portion of the risk segment of Investors’ portfolios, by entering into an investment field that has demonstrated a low historical degree of performance correlation with traditional stock and bond holdings. Traditional portfolios invested in stocks, bonds and cash equivalents can be diversified by allocating a portion of their assets to non-traditional investments such as managed futures.

Because of its potential non-correlation with the performance of stocks and bonds, the non-traditional component can help to improve long-term returns and reduce portfolio volatility, although there can be no assurance that the Fund will achieve these objectives or avoid substantial losses.

The Manager

The Manager is a wholly-owned subsidiary of Merrill Lynch Investment Managers, L.P. (“MLIM”), which, in turn, is 99% owned by Merrill Lynch & Co., Inc. (“ML & Co.”).  MLIM is 1% owned by its general partner, Princeton Services, Inc.

The Manager sponsors and manages a variety of alternative investments, including hedge funds, funds of funds, private equity and managed futures funds.  The Manager’s capabilities in this field of investment date back as far as 1986 through its predecessor organizations. The Manager and its affiliates act as general partner, sponsor or investment manager for a number of hedge funds, single-manager feeder funds, funds of funds, private equity funds and managed futures investments.

The Trading Advisor

The Trading Advisor, a United Kingdom company, is the third-largest CTA in the world with assets under management of $9.32 billion.  The Trading Advisor became registered with the CFTC as a CTA in January 1998 and is a member of NFA.  Winton is also authorized and regulated by the FSA.  None of Winton’s registration with the CFTC, its membership in NFA, or its regulation by the FSA should be taken as an indication that the CFTC, NFA, FSA or any other regulatory agency or body has recommended or approved Winton.

The Fund and the Manager have entered into an advisory agreement with the Trading Advisor whereby the Trading Advisor trades in the international futures and forwards markets pursuant to its Trading Model.  The Trading Advisor’s investment technique consists of trading a portfolio of over 100 contracts on major futures exchanges and forward markets worldwide, employing a computerized, technical, principally trend-following trading system developed by its principals.  This system tracks the daily price movements and other data from these markets around the world, and carries out certain computations to determine each day how long or short the portfolio should be to maximize profit within a certain range of risk.  If rising prices are anticipated, a long position will be established; a short position will be established if prices are expected to fall.

The trading methods applied by the Trading Advisor are proprietary, complex and confidential.  As a result, the following discussion is of necessity general in nature and not intended to be exhaustive.  The Trading Advisor plans to continue the research and development of its trading methodology and, therefore, retains the right to revise any methods or strategy, including the technical trading factors used, the commodity interests traded and/or the money management principles applied.  Such ongoing revisions, unless deemed material, will not be made known to Investors in Fund.

Technical analysis refers to analysis based on data intrinsic to a market, such as price and volume.  This is to be contrasted with fundamental analysis which relies on factors external to a market, such as supply and demand. The Trading Model uses no fundamental factors.

A trend-following system such as the Trading Model is one that attempts to take advantage of the observable tendency of the markets to trend, and to tend to make exaggerated movements in both upward and downward directions as a result of such trends.  These exaggerated movements are largely explained as a result of the influence of crowd psychology or the herd instinct, amongst market participants.

A trend-following system such as the Trading Model does not anticipate a trend.  In fact, trend-following systems such as the Trading Model are frequently unprofitable for long periods of time in particular markets or market groups, and occasionally they are unprofitable for spells of more than a year, even in large portfolios.  However, in the experience of the principals, over a span of years, such an approach can be consistently profitable.

The Trading Model has been developed by relating the probability of the size and direction of future price movements with certain indicators derived from past price movements which characterize the degree of trending of each market at any time.  While this is, to some degree, true of all trend-following systems, the Trading Advisor seeks to distinguish the Trading Model from other trend-following systems by the quality of the analysis underlying this relationship, which the Trading Advisor believes will enable the system to suffer smaller losses during inevitable “whipsaw” periods of market behavior.  Although the Trading Advisor intends the Trading Model to take better advantage of the significant trends when they occur, by focusing more resources on them, it may not be able to do so, and the analysis underlying the Trading Model may in some cases limit gains that might otherwise have been achieved by a trend-following system other than the Trading Model.

Trade selection is not subject to intervention by the Trading Advisor’s principals and therefore is not subject to the influences of individual judgment.  As a mechanical trading system, the Trading Model embodies all the expert knowledge required to analyze market data and direct trades, thus eliminating the risk of basing a trading program on one indispensable person.  Equally as important is the fact that mechanical systems can be tested in simulation for long periods of time and the model’s empirical characteristics can be measured.

The Trading Model’s output is rigorously adhered to in trading the portfolio and intentionally no importance is given to any external or fundamental factors.  Whilst it may be seen as unwise to ignore information of obvious value, such as that pertaining to political or economic developments, the disadvantage of this approach is far outweighed by the advantage of the discipline that rigorous adherence to such a system instills.  Significant profits are often made by the Trading Model, by holding on to positions for much longer than conventional wisdom would dictate.  An individual taking trading decisions, and paying attention to day-to-day events, could easily be deflected from the chance of fully capitalizing on such trends, when not adhering to such a system.

The Fund accesses the Trading Model by placing its assets in a CFTC-regulated managed account held by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), the Fund’s commodity broker.

The Trading Advisor has the sole and exclusive authority and responsibility for directing the Fund’s trading, subject to the Manager’s fiduciary authority to intervene to overrule or unwind trades if the Manager deems that doing so is necessary or advisable for the protection of the Fund.  The Fund or the Manager may also override the trading instructions of the Trading Advisor to the extent necessary:  (i) to fund any distributions or redemptions of the Fund’s units of limited liability company interest (“Units”) to be made by the Fund; (ii) to pay the Fund’s expenses; and/or (iii) to comply with speculative position limits; provided that the Fund and the Manager shall permit the Trading Advisor three days in which to liquidate positions for the purposes set forth in clauses (i)-(ii) prior to exercising its override authority.  The Trading Advisor will have no liability for the results of any of the Manager’s interventions in (i)-(ii), above.

The advisory agreement among the Trading Advisor, the Manager and the Fund initially terminates on December 31, 2013. Thereafter, the advisory agreement will be automatically renewed for successive three-year terms, under the same terms, but may be terminated by the Manager, the Fund or the Trading Advisor at one year’s notice. After December 2014, the advisory agreement may be terminated by the Fund, the Manager or the Trading Advisor on 90 days’ notice.

Additionally, either the Manager or the Trading Advisor had the ability to terminate the advisory agreement upon 30 days’ notice as of the end of the first full calendar quarter subsequent to the twelfth month-end after the date of the advisory agreement if, as of such twelfth month-end, the Fund did not have an aggregate capitalization of at least $25 million.  The Fund and/or the Manager, on the one hand, or the Trading Advisor, on the other, may terminate the advisory agreement as a result of a material breach of the advisory agreement by the other party, after due written notice (as specified therein), effective when actually received by the other party, and an opportunity to cure.  Additionally, the Trading Advisor may terminate the advisory agreement upon 30 days notice to the Fund and the Manager if the Trading Advisor stops trading the Trading Model for all the Trading Advisor’s clients.  Finally, the advisory agreement will be terminated automatically upon the dissolution of the Fund, which may be initiated by the Manager may at any time.

Upon the dissolution of the Fund, the Manager (or, if the Manager has withdrawn, such other liquidator as the Investors may, by vote of more than 50% of the outstanding Units then held by Investors, select) shall wind up the Fund’s affairs and, in connection therewith, shall distribute the Fund’s assets pursuant to Section 9.02 of the Operating Agreement.

The advisory agreement provides that the Fund will indemnify, defend and hold harmless the Trading Advisor and its affiliates, and their respective owners, principals, directors, officers, employees, representatives or controlling persons (“Trading Advisor Parties”)  from and against any and all losses, claims, damages, liabilities (joint and several), costs and expenses (including any investigatory, legal and other expenses incurred in connection with, and any amounts paid in, any settlement; provided that the Fund shall have approved such settlement) resulting from a demand, claim, lawsuit, action or proceeding relating to any of such person’s actions or capacities relating to the business or activities of the Fund pursuant to the advisory agreement; provided that the conduct of such person which was the subject of the demand, claim, lawsuit, action or proceeding did not constitute negligence, misconduct or a breach of the advisory agreement or of any fiduciary obligation to the Fund and was done in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Fund.  The termination of any demand, claim, lawsuit, action or proceeding by settlement shall not, in itself, create a presumption that the conduct in question was not undertaken in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Fund.

Use of Proceeds and Cash Management Income

Subscription Proceeds

The Fund’s cash will be used as security for and to pay the Fund’s trading losses, offset by trading gains, as well as its expenses and redemptions.  The primary use of the proceeds of the sale of the Units is to permit the Trading Advisor to trade on a speculative basis in a wide range of different futures and forwards markets on behalf of the Fund, the range of which may be limited from time to time by the specific focus of the Trading Model.  While being used for this purpose, the Fund’s assets also generally will be available for cash management.

Markets Traded

The Trading Model trades in all the easily accessible and liquid U.S. and non-U.S. futures and forward contracts that it practically can, centered on the following areas: stock indices; bonds; short term interest rates; currencies; precious and base metals; grains; livestock; energy and agricultural products.  Forward markets may include major currencies and base metals, the latter category being traded on the London Metal Exchange.  The Trading Advisor is constantly looking for new opportunities to add additional markets to the portfolio, thus further increasing the portfolio’s diversification.

The Trading Advisor’s trading is limited to the speculative trading of over-the-counter forward contracts and exchange-traded futures contracts, although the percentage of the Fund’s assets allocated to either class of contracts will vary from time to time.

Interest

The Fund will generally earn interest, as described below, on its “Cash Assets,” which can be generally described as the cash actually held by the Fund, plus its “open trade equity” (unrealized gain and loss marked to market daily on open positions).   Cash Assets are held primarily in U.S. dollars, and to a lesser extent in foreign currencies, and are comprised of the following:  (a) the Fund’s cash balances, plus open trade equity on United States futures; and (b) the Fund’s cash balance in foreign currencies as a result of realized profits and losses derived from its trading in non-U.S. dollar-denominated futures and options contracts, plus open trade equity on those exchanges which settle gains and losses on open positions in such contracts prior to closing out such positions.  Cash Assets do not include, and the Fund does not earn interest income on, the  Fund’s gains or losses on its open forward, commodity option and certain non-U.S. futures positions since such gains and losses are not collected or paid until such positions are closed out.

The Fund’s Cash Assets may be greater than, less than or equal to the Fund’s Net Asset Value (on which the redemption value of the Units is based) primarily because Net Asset Value reflects all gains and losses on open positions as well as accrued but unpaid expenses.

MLPF&S intends to pay interest on the Fund’s Cash Assets (irrespective of how such Cash Assets are held or invested) at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates, from time to time, but in no event will the rate so paid on such Cash Assets be less than 75% of such prevailing rate.  MLPF&S retains the additional economic benefit derived from possession of the Fund’s Cash Assets.

MLPF&S in the course of acting as commodity broker for the Fund, may lend certain currencies to, and borrow certain currencies from, the Fund.  In the course of doing so, MLPF&S both retains certain amounts of interest and receives other economic benefits.  In doing so, MLPF&S follows its standard procedures (as such procedures may change over time) for paying interest on the assets of the commodity pools sponsored by the Manager and other MLPF&S affiliates and traded through MLPF&S.

Custody of Assets

All of the assets of the Fund will be held in CFTC-regulated customer accounts at MLPF&S and used to make investments in contracts approved by the CFTC for purchase on behalf of U.S. person investors.  The Fund’s cash assets will be held in cash or cash equivalents including, without limitation: commercial paper; U.S. government and government agency securities; prime foreign government securities e.g., treasury securities of non-U.S. governments which have sufficient quality and stability to enhance the Fund’s investment strategies; corporate notes; and money market funds.

Charges

The Fund offers four classes (“Classes”) of Units:  Class A, Class C, Class I and Class D.  Each Class participates on equal terms in the profits and losses of the Fund and has equal ownership rights in the equity thereof. Classes are differentiated only by the fees paid by each.  Class eligibility is determined on the basis of an Investor’s total investment (“FuturesAccess Investment”) in the Manager’s FuturesAccess program (“FuturesAccess”) overall as well as, in the case of Class D Units, in the Fund.

Class	Minimum FuturesAccess Investment Amount

Classes A and C	No minimum FuturesAccess Investment required to invest in Class A or Class C Units, other than the minimum subscription amounts required to invest in the Fund.

Class I	FuturesAccess Investments of $5,000,000 or more.

Class D	FuturesAccess Investments in the Fund of $5,000,000 or more; or aggregate FuturesAccess Investments of $15,000,000 or more.

Description of Current Charges.

Recipient	Nature of Payment	Amount of Payment
MLPF&S	Sales Commission
Sales commissions are based on gross subscription amounts (i.e., the total subscription prior to deduction of the sales commission)

Class A

1.00% – 2.50%

The initial sales commission applicable to subscriptions for Class A Units are as follows:

Subscriptions less than $1,000,000                                            2.5%
Subscriptions of at least $1,000,000; less than $2,000,000     2.0%
Subscriptions of at least $2,000,000; less than $3,000,000     1.5%
Subscriptions of at least $3,000,000; less than $5,000,000     1.0%

Class C

Recipient	Nature of Payment	Amount of Payment

None

Class I

Up to 0.50% (subject to negotiation by individual Investors, but not to exceed 0.50% in any case)

Class D

Up to 0.50% (subject to negotiation by individual Investors, but not to exceed 0.50% in any case)

The Manager	Sponsor’s Fees (asset-based)
Class A Units pay the Manager a monthly Sponsor’s Fee of 1/12 of 1.5%, of their month-end Net Asset Value.

Class C Units (which pay no sales commissions) pay the Manager a monthly Sponsor’s Fee of 1/12 of 2.5% of their month-end Net Asset Value.

Class I Units (which pay sales commissions) pay the Manager a monthly Sponsor’s Fee of 1/12 of 1.1% of their month-end Net Asset Value.

Class D Units (which pay sales commissions) pay no Sponsor’s Fees.

Net Asset Value, for purposes of calculating the Sponsor’s Fee, is calculated prior to reduction for the Sponsor Fee being calculated.

The Trading Advisor	Management Fees (asset-based)
As of the last business day of each calendar month, the Fund will pay the Trading Advisor a Management Fee equal to 1/12 of 2.0% (a 2.0% annual rate) of the aggregate gross asset value (for the avoidance of doubt, prior to reduction for any accrued Performance Fees or for the Management Fee being calculated) of the Fund.  Such Management Fee shall be pro rated in the case of partial calendar months, but shall not be subject to rebate once paid.  The Manager receives 25% of the 2% annual Management Fee payable by the Fund to the Trading Advisor.

Recipient	Nature of Payment	Amount of Payment
The Trading Advisor	Performance Fees
The Fund will pay to the Trading Advisor, as of each December 31 (“Performance Fee Calculation Date”), a Performance Fee equal to 20% of any New Trading Profit* recognized by the Fund as of such Performance Fee Calculation Date.  When there is an accrued Performance Fee at the time any capital withdrawal is made, the Performance Fee attributable to such reallocation will be paid.  Such Performance Fee shall be determined by multiplying the Performance Fee that would have been paid had the date of the capital withdrawal been a Performance Fee Calculation Date by the fraction the numerator of which is the amount of the capital withdrawal and the denominator of which is the Net Asset Value of the Fund immediately prior to the capital withdrawal, in each case prior to reduction for the accrued Performance Fee.  Such Performance Fee will be paid from and reduce the amount of the capital withdrawal.

The Manager receives 25% of the 20% annual Performance Fee payable by the Fund to the Trading Advisor.

MLPF&S	Brokerage Commissions
The Fund’s brokerage commissions will be paid on the completion or liquidation of a trade and are referred to as “round-turn” commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a commodity futures contract (a “round-turn” commission).  A portion of the brokerage fees payable by the Fund will be paid to the Fund’s executing brokers, which may or may not include MLPF&S, as the commission for their execution services.

The “round-turn” commissions paid by the Fund will in no case exceed $15 per round-turn plus fees (except in the case of certain foreign contracts on which the rates may be as high as $100 per

______________________________
*  “New Trading Profit” equals any increase in the Net Asset Value of the Fund as of the current Performance Fee Calculation Date over the High Water Mark attributable to Fund.  The High Water Mark attributable to the Fund is equal to the highest Net Asset Value attributable to the Fund after reduction for the Performance Fee then paid, as of any preceding Performance Fee Calculation Date over the life of the Fund..  The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals are made from the Fund (other than to pay expenses).  The proportionate High Water Mark reduction made as a result of capital withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such capital withdrawal by the fraction the numerator of which is the Net Asset Value of the Fund immediately following such reallocation and the denominator of which is the Net Asset Value of the Fund immediately before such capital withdrawal, in each case prior to reduction for any accrued Performance Fee.

round-turn plus fees due to the large size of the contracts traded).  In general, the Manager estimates that aggregate brokerage commission charges (including F/X spreads) will not exceed 3% and should equal approximately 0.50% per annum of the Fund’s average month-end assets.

Various, Banks and Dealers, including Merrill Lynch International Bank	Currency (F/X) Dealer Spreads
The Fund’s currency trades, if any, may be executed in the spot and forward foreign exchange markets (the “F/X Markets”) where there are no direct execution costs.  Instead, the participants, banks and dealers in the F/X Markets, including Merrill Lynch International Bank (“MLIB”), take a “spread” between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Fund.  The Manager anticipates that some of the  Fund’s foreign currency trades may be executed through MLIB, an affiliate of the Manager.

Should the Fund engage in exchange for physical (“EFP”) trading, the Fund would acquire cash currency positions through banks and dealers, including Merrill Lynch.  The Fund would pay a spread when they exchange these positions for futures.  This spread would reflect, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the dealer, such as MLIB.

Service Providers, including Merrill Lynch Entities	Operating Costs
The Fund pays, in addition to the other expenses described above, its operating costs — including, without limitation:  ongoing offering expenses; execution and clearing brokerage commissions (as described above); forward and over-the-counter trading spreads; administrative, transfer, exchange and redemption processing, legal, regulatory, filing, tax, audit, escrow, accounting and printing fees and expenses — as well as extraordinary expenses.  Such operating costs are allocated pro rata among the Fund’s Classes of Units based on their respective Net Asset Values.

The Manager has retained an outside service provider to supply certain services, including, but not limited to, tax reporting, accounting and escrow services, to the Fund.  Operating costs include the Fund’s allocable share of the fees and expenses of such service provider, as well as the fees and expenses of any Merrill Lynch entity or other service provider which may provide such (or other) services in the future.

The Manager	Organizational and Initial Offering Costs	The Manager may advance the expenses incurred in connection with the organization of Fund and the initial offering of its Units. Such costs were approximately $272,445, an amount which the

Manager deems to be immaterial for accounting purposes. The Fund will reimburse the Manager for these costs from the proceeds of the issuance of the Fund’s Units.  Although such costs are expensed for GAAP purposes over twelve months, in order to more fairly distribute organizational costs among Investors, such costs are being amortized against Net Asset Value in 60 monthly installments on the Fund’s books, beginning with the first month-end after the initial issuance of such Units, which was February 28, 2005.  For financial reporting purposes, all such costs are treated as an expense, not capitalized, and are deducted from Net Asset Value as of the date of such initial issuance.

N/A	Ongoing Offering Expenses
The Fund will pay its own ongoing offering expenses, which will be allocated pro rata among each Class of Units in accordance with their respective net assets.  The ongoing offering expenses are not expected to exceed $100,000 per year, although they could exceed this estimate during any given year.

Break-Even Analysis

In order for an Investor to “break-even” on an investment in the Fund during the first year, an initial investment of $10,000 must earn trading profits of:  Class A, $275 or 2.75% (due to a $250 or 2.5% selling commission); Class C, $125 or 1.25%; Class I, $35 or 0.35% (due to a $50 or 0.5% selling commission), in each case, assuming interest income of 4.25%.  An initial investment of $10,000 in Class D Units will result in an excess of $75 or 0.75% (due to a $50 or 0.5% selling commission), assuming interest income of 4.25%.

Twelve-Month Breakeven Table

Expenses	Class A		Class C		Class I		Class D
	Percentage of NAV*	Dollar Amount	Percentage of NAV*	Dollar Amount	Percentage of NAV*	Dollar Amount	Percentage of NAV*	Dollar Amount
Sales Commissions**	2.50%	$250	—	—	0.50%	$50	0.50%	$50
Organizational Costs***	0.50%	$50	0.5%	$50	0.50%	$50	0.50%	$50
Brokerage Commissions and F/X Spreads*** (estimated)	0. 50%	$50	0. 50%	$50	0. 50%	$50	0. 50%	$50
Sponsor’s Fees	1.5%	$150	2.5%	$250	1.1%	$110	—	—
Management Fees	2.0%	$200	2.0%	$200	2.0%	$200	2.0%	$200
Interest Income***	(4.25)%	$(425)	(4.25)%	$(425)	(4.25)%	$(425)	(4.25)%	$(425)
TWELVE-MONTH BREAKEVEN****	2.75%	$275	1.25%	$125	0.35%	$35	(0.75)%	$(75)

*  Assumes a constant $10,000 Net Asset Value.

**  The sales commissions are a one-time charge which will not be included in the breakeven return after the first year in which Units are sold.

***  Estimated based on costs experienced to date and interest income currently experienced.  Brokerage commissions and F/X spreads, in particular, may differ materially from such estimates.  MLAI expects brokerage commissions and F/X spreads to equal approximately 0.50% per annum of any FuturesAccess Funds’ average month-end net assets.

****  Because the breakeven table assumes a twelve-month breakeven and Performance Fees are paid annually, no Performance Fees are reflected in the breakeven table.

Conflicts of Interest

Merrill Lynch-Affiliated Entities

Other than the Trading Advisor, many of the parties involved in the operations of the Fund are affiliated with Merrill Lynch.  Consequently, many of the business terms of the Fund have not been negotiated at arm’s-length.  Were Investors to seek redress from Merrill Lynch for damages relating to the offering of the Units or the operations of the Fund, they (i) would be unlikely to have recourse against any Merrill Lynch entity, such as Merrill Lynch & Co., Inc. and Merrill Lynch International & Co., which is not a direct party to an agreement with the Fund, and (ii) would be likely to have such recourse even in the case of such entities only on a derivative basis, suing not individually but in the right of the Fund.

MLPF&S and MLIB

MLPF&S executes, and MLIB acts as counterparty to, trades for many different clients in the same markets at the same time.  Consequently, based on their separate negotiations with MLPF&S and/or MLIB, different trading volumes, and other factors, certain of these other clients may receive lower brokerage rates or lower bid-ask spreads than the Fund on the same trades.  Brokerage commissions and bid-ask spreads have a major impact on the performance of the Fund, and the cumulative effect of any higher rates paid by the Fund may be material.

MLPF&S and MLIB each must allocate their resources among many different clients.  They may have financial incentives, such as the negotiated right to receive higher fees with respect to certain other accounts, to favor such accounts over the Fund, including by devoting more business time to such other accounts or by providing lower brokerage commissions to accounts with higher trading volume than the Fund.  Because of the competitive nature of the markets in which the Fund trades, to the extent that either of MLPF&S or MLIB prefers other clients over the Fund, the Fund is likely to incur losses.

MLPF&S and MLIB do not have to compete to provide services to the Fund; consequently, there is no independent check on the quality of their services.

The Manager

Use of Merrill Lynch Affiliates

The Manager and its affiliates are the Fund’s primary service providers, other than the Trading Advisor and certain executing brokers utilized by the Fund, and will remain so even if using other firms would be more advantageous for the Fund.

Other Funds Sponsored by the Manager

The Manager might be able to add more value to the Fund were certain Manager personnel to focus exclusively on managing the Fund, but none do so.  The Manager benefits from operating accounts other than the Fund because such accounts generate significant revenues for it, and also diversify the Manager’s exposure to one or more of such accounts performing poorly.

The Manager also sponsors ML Winton FuturesAccess Ltd., a Cayman Islands company that is the Fund’s offshore equivalent, and which trades according to the Trading Model.  The Manager sponsors or manages numerous funds, other FuturesAccess Funds, other commodity pools and funds which trade primarily in securities rather than commodities, including hedge funds, funds of funds and private equity funds.  Each of these funds presents a potential conflict for the time and services of the Manager’s personnel, and the Manager may have financial incentives to favor certain of such funds over the Fund, such as in cases where these other funds pay higher fees or attract more subscriptions than the Fund.

Certain clients of the Manager may pay materially lower brokerage rates than do the Fund.  In particular, certain institutional clients of Merrill Lynch may receive, as a result of arm’s-length negotiations, better commission rates than the Fund.

There is, in general, a shortage of qualified futures trading advisors available to manage customer assets.  The Manager has a conflict of interest in selecting the Trading Advisor for the Fund and for other accounts sponsored by the Manager.

Because the Fund pays brokerage commissions and forward trading spreads to MLPF&S and MLIB on a per trade basis, the Manager has an incentive to select a trading advisor which trades in higher volume, generating more revenue for MLPF&S.

Because the Manager receives 25% of the Performance Fees paid to the Trading Advisor, the Manager may have an incentive to select a more speculative trading advisor for the Fund than the Manager otherwise would.

The Manager may from time to time have a conflict of interest between facilitating the ongoing offering of the Units and making trading advisor or other changes which the Manager would otherwise believe to be in the best interests of the Fund.

The Trading Advisor

Other Clients and Business Activities of the Trading Advisor

The Fund might benefit significantly from an exclusive focus by the Trading Advisor on the Fund rather than on its other accounts, including accounts owned by its principals.  The Fund could be adversely affected by the fact that the Trading Advisor trades other accounts at the same time that it is managing the Fund’s account, including other accounts traded according to the Trading Model and accounts traded according to other strategies of the Trading Advisor.  The Trading Advisor has a number of different clients and may have financial incentives to favor certain of such clients over the Fund.

The Trading Advisor and its principals devote a substantial portion of its business time to ventures and accounts other than managing the Fund’s account, including, in some cases, ventures which are unrelated to futures trading.

The Trading Advisor acts, and may continue to act in the future, as a sponsor of its own single- or multi-advisor futures funds, some of which utilize trading strategies that are substantially similar to the trading strategies that the Trading Advisor employs on behalf of the Fund.  Such funds may, from time to time, be in direct competition with the Fund for positions in the market.

Brokers and Dealers Selected by Trading Advisor

The Trading Advisor may require, as a condition of its managing the Fund’s account, that such account trade through certain non-Merrill Lynch brokers with which the Trading Advisor has ongoing business dealings (even though Merrill Lynch otherwise remains the exclusive clearing broker for the Fund). The Trading Advisor may have a conflict of interest between insisting on the use of such brokers and using the brokers most advantageous for the Fund.

The Trading Advisor may execute a number of the trades for the Fund’s account through executing brokers affiliated with the Trading Advisor.

Performance Fees

The fact that the Trading Advisor is eligible to receive Performance Fees may cause it to trade in a more speculative fashion than it otherwise would.

Financial Advisors

Financial Advisors are the individual Merrill Lynch brokers who deal directly with Merrill Lynch clients.  Financial Advisors are compensated, in part, on the basis of the amount of securities commissions which they generate from client transactions.  Financial Advisors receive initial selling commissions and ongoing compensation on the Units they sell and have a financial incentive to encourage Investors to purchase and not to redeem their Units.

Proprietary Trading

The Manager, MLPF&S, the Trading Advisor, their respective affiliates, principals and related persons may trade in the commodity markets for their own accounts as well as for the accounts of their clients.  Records of this trading will not be available for inspection by Investors.  Such persons may take positions which are the same as or opposite to those held by the Fund. As a result of a neutral allocation system, testing a new trading system, trading their proprietary accounts more aggressively or other actions not in violation of their fiduciary or other duties — such persons may from time to time take positions in their proprietary accounts ahead of the positions taken for the Fund, as well as that on occasion orders may be filled more advantageously for the account of one or more such persons than for the Fund’s account.

            Transactions Between Merrill Lynch and the Fund

The majority of the service providers to the Fund, other than the Trading Advisor, the Fund’s independent registered public accounting firm and outside counsel to Merrill Lynch, are affiliates of Merrill Lynch, including the exclusive clearing broker for the Fund, MLPF&S.  Merrill Lynch negotiated with the Trading Advisor regarding the level of its advisory fees and performance-based compensation.  However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they may be higher than would have been obtained in arm’s-length bargaining.

The Fund pays Merrill Lynch substantial brokerage commissions as well as bid-ask spreads on forward currency trades. The Fund also will pay MLPF&S interest on any short-term loans extended by MLPF&S to cover losses on foreign currency positions, although the Fund does not currently have a need for such loans and no limit has been set on the amount of such loans.

In the case of EFP transactions with MLIB, Merrill Lynch recognizes certain incremental profits from the “differential” at which the Fund’s cash currency positions are exchanged for futures.  Although MLPF&S will incur brokerage costs (without any incremental brokerage commission revenue) on the futures “side” of such EFPs, the Manager may have a financial incentive to encourage the Trading Advisor to trade EFPs to a greater extent than it otherwise might.

Certain entities in the Merrill Lynch organization are the beneficiary of certain of the revenues generated from the Fund. The Manager controls the management of the Fund and serves as its sponsor.  Although the Manager has not sold any assets, directly or indirectly, to the Fund, the Manager makes substantial profits from the Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund.

Regulation

The Manager and the Trading Advisor are registered with the CFTC as a commodity pool operators and commodity trading advisors and are members of NFA in such capacities.  MLPF&S is registered with the CFTC as a futures commission merchant and is a member of NFA in such capacity.  MLPF&S is a clearing member of the Chicago Board of Trade and the Chicago Mercantile Exchange, and is either a clearing member or member of all other principal U.S. futures and futures options exchanges. Other than in respect of the registration requirements pertaining to the Fund’s securities under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Fund is generally not subject to regulation by the SEC. However, the Manager itself is registered as an “investment adviser” under the Investment Advisers Act of 1940. MLPF&S is also regulated by the SEC and the National Association of Securities Dealers.

The Fund will trade currencies in the forward in addition to in the futures markets.  The forward markets are OTC, not exchange, markets, and as such are not subject to the breadth of regulation applicable to the futures markets.

Tax Allocations

Each Unit has a Tax Account and a Capital Account.  As of the date that a Unit is issued, its Tax and Capital Accounts are equal, and the Fund’s tax allocations, as described below, are intended to maintain equal Tax and Capital Accounts for each Unit.

Investors are taxed each year on any gains recognized by the Fund, whether or not the Investor redeems any Units or receives any distributions from the Fund.  40% of any trading profits on U.S. exchange-traded contracts are taxed as short-term capital gains at a maximum 35% ordinary income rate, while 60% of such gains are taxed as long-term capital gains at a 15% maximum rate for individuals for long-term capital gains recognized in taxable years beginning on or before December 31, 2008.  The Fund’s trading gains from other contracts will be primarily short-term capital gains.  This tax treatment applies regardless of how long an Investor holds Units.  If, on the other hand, an Investor holds a stock or bond for more than 12 months, all the gain realized on its sale would generally be taxed at a 15% maximum rate.  Losses on the Units may be deducted against capital gains.  However, capital losses in excess of capital gains may only be deducted against ordinary income to the extent of $3,000 per year.  Consequently, Investors could pay tax on the Fund’s interest income even though the value of their Units has declined.

Tax items will be allocated among the Units, as of December 31 of each year, as follows:

In respect of each fiscal year, taxable gains will be allocated first, to Investors who have redeemed Units during such year (including as of December 31), to the extent of the positive difference (if any) between the amounts received or receivable upon redemption and the respective Tax Account balances of the redeemed Units.  Second, gains will be allocated to Investors to the extent of the positive difference (if any) between the Capital Account balances and the Tax Account balances attributable to their remaining Units.  Third, gains will be allocated among all outstanding Units based on their respective Net Asset Values.

In respect of each fiscal year, taxable losses will be allocated first, to Investors who have redeemed Units during such year (including as of December 31), to the extent of the negative difference (if any) between the amounts received or receivable upon redemption and the respective Tax Account balances of the redeemed Units.  Second, losses will be allocated to Investors to the extent of the negative difference (if any) between the Capital Account balances and Tax Account balances attributable to their Units.  Third, losses will be allocated among all outstanding Units based on their respective Net Asset Values.

In the case of each of the first and second allocation levels described above, if there is insufficient gain or loss to make the complete allocation required at such level, the allocation will be made pro rata among all Units which are subject to an allocation at such level based on the respective amounts which such Units would have been allocated had a complete allocation been possible.

The Fund will typically allocate tax items on a gross rather than a net basis, so as to ensure that Investors’ Capital and Tax Accounts are equalized as of the end of each fiscal year.

Exchanging out of the Fund will be treated as a redemption, and exchanging into the Fund as a new subscription, for purposes of the foregoing allocations.

Sponsor, management and performance fees as well as operating expenses will be allocated, for tax purposes, to the Tax Accounts of the Units based on the amount of the foregoing actually debited from the Units’ respective Capital Accounts.

Other than in respect of the tax allocations relating to the Sponsor’s fee (which differs among the different Classes), the Funds’ tax allocations do not distinguish between the different Classes of Units.

     Reg. S-K Item (c)(1)(i) through (xii) – not applicable.

    (xiii) The Fund has no employees.

(d)	Financial Information About Geographic Areas

The Fund does not engage in material operations in foreign countries (although it does trade from the United States in foreign currency forward contracts and on foreign futures exchanges), nor is a material portion of its revenues derived from foreign customers.

(e)	Available information.

Not Applicable

(f)	Reports to Investors

Each month the Manager sends such information to the Investors as the CFTC requires to be given, as well as any such other information as the Manager may deem appropriate

(including the percentage change in the Net Assets of the Fund during such month and the Net Asset Value per Unit).  Investors will also receive, not more than 90 days after the close of the Fund’s fiscal year, audited financial statements and the tax information necessary for the preparation of their annual federal income tax returns.

The approximate Net Asset Value per Unit is available at any time from the Manager upon request.

(g)	Enforceability of Civil Liabilities Against Foreign Persons

Not Applicable.

Item 2:  FINANCIAL INFORMATION

(a) Selected Financial Data

Prior to the Fund’s commencement of trading on February 1, 2005, the Trading Advisor traded pursuant to the Trading Model on behalf of managed accounts. Annual Trading Performance of the Trading Model through December 31, 2004, as experienced by the Trading Advisor’s managed accounts, is stated below.  The Trading Advisor made no material changes to the Trading Model as implemented on behalf of the managed accounts in connection with its trading on behalf of the Fund.  However, the performance below, net of a management fee of 2% and an incentive fee of 20%, has not been adjusted for the fees and expenses incurred by Investors in the Fund.

2004:                                 20.31%

2003:                                 25.52%

2002:                                 12.86%

2001:                                 5.56%

2000:                                 9.72%

1999:                                 13.24%

1998:                                 53.26%

1997:                                 3.68% (3 mos.)

The past performance of the Trading Model is not necessarily indicative of its future results.

(b)            Credit Exposure

The Fund currently has no credit exposure to any single foreign exchange, or to the aggregate of all foreign exchanges, exceeding 10% of its total assets.

Item 3:  PROPERTIES

The Fund does not own or use any physical properties in the conduct of its business.  The Manager or an affiliate performs administrative services for the Fund from the Manager’s office, but the Manager bears its own overhead costs, including the costs of the Manager’s facilities.

Item 4:  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)	Security ownership of certain beneficial owners

As of January 31, 2008, ML Trend-Following Futures L.P. beneficially owned more than 5% of the Units.

(b)	Security ownership of management

The Fund has no officers or directors.  Under the terms of the Operating Agreement, the Fund’s affairs are managed by the Manager, which has discretionary authority over the Fund’s trading.  As of October 31, 2007, the Manager, the principals of the Manager and the Trading Advisor did not own any Units.  The Manager and its principals may, in the future, invest in Units of the Fund, including amounts invested in order to qualify as the “tax matters partner” of the Fund.

(c)	Changes in Control

None.

Item 5:  DIRECTORS AND EXECUTIVE OFFICERS

(a) and (b)  Identification of directors and executive officers.

As a limited liability company, the Fund itself has no officers or directors, but is managed by the Manager. Accordingly, Investors do not receive the benefit of a direct fiduciary relationship with the officers and managers of the Manager.  Trading decisions are made by the Trading Advisor on behalf of the Fund.  In each case below, the directors and officers of the Manager are not independent and are employed for an indefinite term, subject to removal by the Manager.

The principal officers and managers of the Manager and their business backgrounds as of October 31, 2007 were as follows: The principal officers of the Manager and their business backgrounds are as follows.

ROBERT D. OLLWERTHER	Chief Executive Officer, President and Manager
STEVEN B. OLGIN	Vice President and Manager
THOMAS W. LEE	Vice President and Manager
BARBRA E. KOCSIS	Chief Financial Officer

SHAWN T. WELLS	Vice President

Robert D. Ollwerther is Chief Executive Officer, President and a Manager of the Manager and is a Managing Director of Merrill Lynch’s Hedge Fund Development & Management Group (“HFDMG”).  He has over 20 years of experience in the securities industry, and is also registered with NFA as a principal of the Manager.  He began his career with Coopers & Lybrand, CPAs. Since joining Merrill Lynch in 1981, he has primarily served in Finance positions in the U.S. and abroad, including Chief Financial Officer for Europe, the Middle East and Africa, Chief Financial Officer for Latin America and Canada, Chief Financial Officer of Global Equity Markets, Director of Institutional and International Audit and Manager of ML & Co. Financial Reporting.  He holds a Bachelor of Science in Accounting from Fairfield University and a Master of Business Administration from New York University, and is a Certified Public Accountant.

Steven B. Olgin is a Vice President and a Manager of the Manager, is registered with NFA as a principal of the Manager and is a Managing Director of Merrill Lynch Global Private Client (“GPC”).  Before joining the Manager in 1994, Mr. Olgin was an associate of the law firm of Sidley & Austin, from 1986 until 1994.  Mr. Olgin graduated from The American University with a Bachelor of Science in Business Administration and a Bachelor of Arts in Economics, and received his Juris Doctor from The John Marshall Law School.  Mr. Olgin was a member of the Managed Funds Association’s Government Relations Committee and has served as an arbitrator for NFA.

Thomas W. Lee is a Managing Director in Merrill Lynch’s Market Investments and Origination Group, responsible for Global Private Client’s equity and debt new issue businesses, and is a Vice President and Manager of the Manager, and his registration as a principal of the Manager is pending with NFA.  Prior to joining Merrill Lynch in 1998, Mr. Lee was a corporate securities attorney at the law firm of Brown & Wood.  Mr. Lee received his J.D. from Emory University School of Law and a B.S. from Cornell University.

Barbra E. Kocsis is the Chief Financial Officer for the Manager, is registered with NFA as a principal of the Manager and is a Director within the Merrill Lynch Global Private Client Global Infrastructure Solutions group, positions she has held since October 2006.  Prior to serving in her current roles, she was the Fund Controller of the Manager from May 1999 to September 2006.  Before joining the Manager, Ms. Kocsis held various accounting and tax positions at Derivatives Portfolio Management LLC from May 1992 until May 1999, at which time she held the position of accounting director.  Prior to that, she was an associate at Coopers & Lybrand in both the audit and tax practices.  She graduated cum laude from Monmouth College with a Bachelor of Science in Business Administration - Accounting.

Shawn Wells is a Vice President of the Manager and the General Counsel for HFDMG, a position he has held since October 2005.  Prior to that time, Mr. Wells served as Senior Associate General Counsel at Franklin Templeton Investments, serving as Chief Counsel of the firm’s International and Alternative Strategies divisions from October 1996 to

December 1997 and again from September 1998 to October 2005.  Mr. Wells is a Certified Public Accountant, and received a BBA in Finance and Accounting from the University of Texas at Austin, and his JD from Southern Methodist University, where he was an editor of the SMU Law Review.

As of January 31, 2005, the Manager acted as general partner to the following public futures funds whose units of limited partnership interest are registered under the Exchange Act: The Futures Expansion Fund Limited Partnership, John W. Henry & Co./Millburn L.P., ML JWH Strategic Allocation Fund L.P., ML Futures Investments L.P., ML Global Horizons L.P., ML Principal Protection L.P. and ML Select Futures I, L.P.  Because the Manager served as the sole general partner of each of these public futures funds, the officers and managers of the Manager were deemed effectively to manage them as officers and directors of such funds. Prior to December 31, 2003, the Manager (while still known as MLIM Alternative Strategies LLC) acted as general partner of six public futures funds whose units of limited partnership interest were registered under the Exchange Act.  As of October 31, 2007, the Manager acted as general partner with respect to only one public futures fund whose units of limited partnership interest are registered under the Exchange Act: ML Select Futures I, L.P.

The principals of the Trading Advisor and their business backgrounds as of August 31, 2007 were as follows:

David Winton Harding, Managing Director. David Harding is one of the pioneers of trend-following systematic trading in the United Kingdom, having begun his career in the financial industry in 1982 after graduating from Cambridge University with a First Class Honours degree in Natural Sciences specializing in Theoretical Physics.  In 1987, Mr. Harding co-founded Adam, Harding and Lueck Ltd (“AHL”) a computer-driven, research-based CTA.  Within 4 years, AHL had grown into the UK’s largest CTA with more than $300 million under management. In 1989, ED&F Man PLC (“Man”), currently one of the largest distributors of futures funds internationally, acquired a 51% stake of AHL, purchasing the remainder in 1994.  Mr. Harding remained with the Man group for a further 2 years, running Man Quantitative Research, an in-house advanced statistical research team.  Mr. Harding founded The Trading Advisor in February 1997 with a commitment to long-term quality scientific research. The Trading Advisor currently employs over 130 people including 70 PhDs and Masters degrees at two specialist research campuses in Oxford and West London.

Osman Murgian, Director.  Mr. Murgian, born in 1934 is a founding director of The Trading Advisor.  Educated in Brighton College in England, Mr. Murgian was also one of the original shareholders and directors of AHL.  Mr. Murgian lives in Nairobi, Kenya, and is the owner of or an investor in a number of international businesses ranging from real estate to transportation.  Mr. Murgian has a beneficial interest of more than 10% of the Trading Advisor’s share capital.  This interest is held by Samur (Jersey) Ltd. and Amur (Jersey) Ltd., both of which are investment holding companies ultimately owned by Mr. Murgian’s family foundation.

Martin John Hunt, Director.  Mr. Hunt, born in 1962, began his career in the UK managed futures industry in October 1983, at which time he was employed as a trainee trader for a trading advisor, Futures Fund Management Ltd.  In January 1986, he was appointed manager of the trading operations for Sabre Fund Management, also a trading advisor.  In February 1988, he joined AHL, then a newly established trading advisor, where he was responsible for the company’s trading operations.  These trading operations were complex, and Mr. Hunt’s role was to ensure the efficient execution of the firm’s computer-generated futures and interbank orders on over $120 million of assets under management.  These orders spanned more than 60 markets, 5 time zones and 15 exchanges worldwide.

In August 1991, Mr. Hunt assumed responsibility for marketing and operations at Royston Investments, Ltd., which at the time was a CFTC-registered CTA.  In March 1994, he established himself as an independent marketing and compliance consultant to firms in the UK managed futures industry.  These consultancy activities continued until February 1997, when he was recruited by David Harding to handle the formation, structuring and subsequent day-to-day running of the Trading Advisor.  At the Trading Advisor, Mr. Hunt supervises the company’s operations and has responsibility for the firm’s regulatory compliance and finance.

Anthony Daniell, Director. Mr. Daniell, born in 1954, leads the Trading Advisor’s sales and marketing team. Mr. Daniell joined The Trading Advisor in January 2004 from UBS Warburg, where he was the Managing Director responsible for Latin American Equities and prior to that co-head of Emerging Market Equities.  After 10 years in the British Army, which included gaining a Civil engineering degree, Mr. Daniell began his career in the financial sector in March 1983 at David Allsopp and Partners, as an equity analyst following US defense companies.  He moved to Rowe and Pitman in April 1986 where he became co-head of U.S. Equity sales.  From March 1994 to December 2001, Mr. Daniell was co-head of Emerging markets and then Head of Latin American Equities.  During this time Mr. Daniell was responsible for both cash and derivative sales, trading and research. and was promoted to Managing Director in January 1999.  During the period April 1986 to December 2001, as a result of a series of mergers and acquisitions Rowe and Pitman changed its name a number of times and ultimately became part of UBS.  Mr. Daniell left UBS in December 2001. In January 2002 he started at Eday Ltd, an FSA-registered private limited company which marketed absolute return funds.  In 2003, Eday Ltd began to assist the Trading Advisor’s marketing.  In October 2004, Mr. Daniell became a Trading Advisor employee and then became a director in October 2006.

 (c)  Identification of certain significant employees

None.

(d)  Family relationships

None.

(e)  Business experience

See Item 5 (a) and (b) above.

(f)  Involvement in certain legal proceedings

None.

(g)  Promoters and control persons

Not applicable.

Item 6:  EXECUTIVE COMPENSATION

The officers of the Manager are remunerated by Merrill Lynch in their respective positions. The Fund does not itself have any officers, directors or employees. As described in Item 1(c) above, the Fund pays the Manager, MLPF&S, MLIB and the Trading Advisor various forms of compensation for the services performed for the Fund described above.  The officers receive no “other compensation” from the Fund. There are no compensation plans or arrangements relating to a change in control of either the Fund or the Manager.

Item 7:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

(a)  Transactions Between Merrill Lynch and the Fund

Many of the service providers to the Fund are affiliates of Merrill Lynch, although the Trading Advisor is not an affiliate of Merrill Lynch.  The Manager negotiated with the Trading Advisor over the level of its management fee and performance fee. However, none of the fees paid by the Fund to any Merrill Lynch party were negotiated, and they may be higher than would have been obtained in arm’s-length bargaining.

As noted above, the Fund pays Merrill Lynch substantial brokerage commissions, administrative fees, selling commissions and bid-ask spreads on forward currency trades.

Within the Merrill Lynch organization, the Manager is the beneficiary of the revenues received by different Merrill Lynch entities from the Fund. The Manager controls the management of the Fund and serves as its promoter. Although the Manager has not sold any assets, directly or indirectly, to the Fund, the Manager makes substantial profits from the Fund due to the foregoing revenues.

No loans have been, are or will be outstanding between the Manager or any of its principals and the Fund.

The Manager pays substantial selling commissions and trailing commissions to MLPF&S for distributing the Units.  The Manager is ultimately paid back for these expenditures from the revenues it receives from the Partnership.

(b)  Certain Business Relationships

MLPF&S, an affiliate of the Manager, acts as the principal commodity broker for the Fund. Additionally, the Manager and its affiliates may have derived certain economic benefits from possession of the Fund’s assets, as well as from foreign exchange and exchange for physical trading.

See Item 1(c) “Narrative Description of Business — Charges” for a discussion of other business dealings between the Manager and the Fund.

(c)  Indebtedness of Management

The Fund is prohibited from making any loans to management or otherwise.

(d)  Not applicable.

Item 8:  LEGAL PROCEEDINGS

As of August 31, 2007, there had been no administrative, civil or criminal actions, whether pending or concluded, against Merrill Lynch or any of its individual principals during the past five years which would be considered “material” as that term is used in Item 103 of Regulation S-K, except as described below.

On April 6, 2000, MLPF&S consented to an Order Instituting Administrative Proceedings, Making Findings of Fact, Issuing a cease-and-desist order, and Imposing Remedial Sanctions by the SEC, in a matter captioned, “In the Matter of Merrill Lynch, Pierce, Fenner & Smith Incorporated,” SEC Administrative Proceeding File No. 3-10180, pursuant to which MLPF&S, without admitting or denying the allegations against it, consented to a finding by the SEC that MLPF&S had willfully violated Sections 17(a)(2) and 17(a)(3) of the Securities Act by selling portfolios of U.S. Treasury securities to municipalities at excessive undisclosed markups.  MLPF&S agreed to cease and desist from committing or causing any violations and any future violations of Sections 17(a)(2) and 17(a)(3) of the Securities Act, and to pay a total of $5.6 million in penalties and other payments.

On May 21, 2002, MLPF&S, with no admission of wrongdoing or liability, agreed to pay $48 million to the State of New York, $50 million to the remaining states, Washington, D.C. and Puerto Rico and $2 million to the North American Securities Administrators Association relating to an investigation conducted by the New York Attorney General concerning research practices.

On March 19, 2003, Merrill Lynch & Co., Inc., the parent company and an approved person of MLPF&S, consented to an injunctive action instituted by the SEC.  In its complaint, the SEC alleged that, in 1999, Merrill Lynch aided and abetted Enron Corp.’s (“Enron”) violations of Sections 10(b), 13(a), 13(b)(2) and 13(b)(5) of the Exchange Act and Rules 10b-5, 12b-20, 13a-1, 13a-3 and 13b2-1 thereunder, as a result of Merrill Lynch engaging in certain year-end transactions designed and proposed by Enron.  Without admitting or denying the allegations, Merrill Lynch consented to the entry of an injunction enjoining it from violating the above-referenced provisions, and agreed to pay disgorgement, penalties and interest in the amount of $80 million.  In its release announcing the settlement, the SEC acknowledged that in agreeing to resolve this matter on the terms described above, the SEC took into account certain affirmative conduct by Merrill Lynch.

In April 2003, MLPF&S entered into a settlement with the SEC, the National Association of Securities Dealers, Inc. (“NASD”) and the New York Stock Exchange (“NYSE”) as part of a joint settlement with the SEC, the NASD and the NYSE arising from a joint investigation by the SEC, the NASD and the NYSE into research analyst’s conflicts of interest.  Pursuant to the terms of the settlement with the SEC, NASD and NYSE, MLPF&S, without admitting or denying the allegations, consented to a censure.  In addition, MLPF&S agreed to a payment of:  (i) $100 million, which was offset in its entirety by the amount already paid by MLPF&S in the related proceeding with the State of New York and the other states; (ii) $75 million to fund the provision of independent research to investors; and (iii) $25 million to promote investor education.  The payments for the provision of independent research to investors and to promote investor education are required to be made over the course of the next five years.  MLPF&S also agreed to comply with certain undertakings.

In March 2006, MLPF&S entered into a settlement with the SEC arising from an investigation related to MLPF&S’ retention and production of e-mail.  The SEC found that MLPF&S willfully violated Section 17(a) of the Exchange Act, and Rules 17a-4(b)(4) and 17a-4(j) thereunder.  Without admitting or denying the allegations, Merrill Lynch consented to the entry of an injunction enjoining it from violating the above-referenced provisions, entered into an undertaking regarding its policies and procedures and agreed to pay a civil penalty of $2,500,000.

On July 31, 2007, the CFTC issued an order against the Manager and its former affiliate Merrill Lynch Investment Managers, LLC (“ML Investment Managers”), to which the Manager and ML Investment Managers consented, containing findings, which the Manager and ML Investment Managers neither admitted nor denied, that the Manager and ML Investment Managers filed with NFA a number of annual reports for commodity pools for which they acted as CPOs after the deadline established by the CFTC’s regulations, in violation of CFTC Regulation 4.22(c).  ML Investment Managers and the Manager were ordered to cease and desist from violating Regulation 4.22(c) and to pay a civil penalty in the amount of $500,000.

Additionally, Merrill Lynch has been involved in certain administrative proceedings with the SEC, including those described below.

On January 11, 1999, Merrill Lynch, without admitting or denying the findings contained therein, consented to the issuance of an Order by the SEC in which the SEC found that Merrill Lynch engaged in or caused fraudulent quotations in certain Nasdaq securities, failed to keep accurate books and records for certain transactions, and failed to exercise reasonable supervision. Based on these findings, the Order required that Merrill Lynch: (i) cease and desist from committing or causing any violation or future violations of Sections 15(c)(1) and (2) and 17(a) of the Exchange Act; (ii) pay a civil penalty of $472,500; (iii) provide a description of policies and procedures to an independent consultant and implement any recommended changes, if any, required by the independent consultant.

Item 9:  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a)  Market information

There is no trading market for the Units, and none is likely to develop. Units may be redeemed or transferred subject to the conditions imposed by the Operating Agreement.

(b)  Holders

As of October 31, 2007, there were 895 holders of Class A Units, 5285 holders of Class C Units, 280 holders of Class I Units and 38 holders of Class D Units.

(c)  Dividends

The Manager has sole discretion in determining what distributions, if any, the Fund will make to Investors.

Item 10:  RECENT SALES OF UNREGISTERED SECURITIES

As of September 30, 2007, the Fund had issued Units at monthly closings as set forth in the following chart.

Date of Closing:	Number of Units Sold at Closing:	Offering Price at Closing ($):
February 1, 2005	747,825	1.0000
March 1, 2005	770,606	1.0223
April 1, 2005	574,013	1.0633
May 1, 2005	857,329	1.0295
June 1, 2005	938,730	1.0836
July 1, 2005	1,981,880	1.1068
August 1, 2005	2,169,361	1.0828
September 1, 2005	2,045,678	1.1560
October 1, 2005	1,207,987	1.0872
November 1, 2005	2,120,356	1.0553
December 1, 2005	2,337,967	1.1191

Date of Closing:	Number of Units Sold at Closing:	Offering Price at Closing ($):
January 1, 2006	976,172	1.0717
February 1, 2006	1,158,081	1.1029
March 1, 2006	1,821,806	1.0768
April 1, 2006	1,953,506	1.1124
May 1, 2006	1,463,757	1.1783
June 1, 2006	3,467,059	1.1326
July 1, 2006	1,810,144	1.1180
August 1, 2006	1,890,137	1.1124
September 1, 2006	1,462,006	1.1577
October 1, 2006	1,746,414	1.1428
November 1, 2006	573,267	1.1565
December 1, 2006	1,394,834	1.1869
January 1, 2007	1,895,383	1.2084
February 1, 2007	1,768,057	1.2584
March 1, 2007	1,991,279	1.1800
April 1, 2007	1,452,488	1.1279
May 1, 2007	1,723,833	1.1924
June 1, 2007	1,017,300	1.2488
July 1, 2007	862,181	1.2678
August 1, 2007	422,222	1.2516
September 1, 2007	1,112,990	1.2421
October 1, 2007	913,551	1.3172
Units are privately offered and sold only to “accredited investors” as defined in Rule 501(a) under the Securities Act in reliance on the exemption from registration provided by Rule 506 under the Securities Act.  No underwriting discounts or underwriting commissions will be paid in connection with such sales.

Item 11:  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The securities to be registered consist of Units of limited liability company interest.

The Fund’s Operating Agreement effectively gives the Manager full control over the management of the Fund.  Investors have no voice in its operations.  The Manager is exculpated and indemnified by the Fund against claims sustained in connection with the Fund, provided that such claims were not the result of gross negligence or intentional misconduct and that the Manager determined that such conduct was in the best interests of the Fund.

Although Investors have no right to participate in the control or management of the Fund, they are entitled to: (i) vote on or approve certain changes to the Operating Agreement or the term of the Fund, (ii) receive annual audited financial statements, monthly information as the CFTC requires and timely tax information; (iii) inspect the Fund’s books and records; (iv) redeem Units, barring suspension of redemptions; and (v) remove the Manager as manager of the Fund in accordance with the procedure as set forth in the next paragraph.

Upon at least 60 days' written notice to the Manager and all Investors in the Fund, the Manager may be required to withdraw as manager of the Fund by a vote of Investors owning not less than 50% of the Units of this FuturesAccess Fund.  Any such removal shall be effective as of the end of the calendar quarter in which such vote occurs.

Investors or their duly authorized representatives may inspect the Fund’s books and records, for any purpose reasonably related to their status as investors in the Fund, during normal business hours upon reasonable written notice to the Manager.  They may obtain copies of such records upon payment of reasonable reproduction costs.

The Operating Agreement provides for the economic and tax allocations of the Fund’s profit and loss.  Capital accounts have been established for each Unit, and for the Manager on a Unit-equivalent basis.  Economic allocations are based on Investors’ capital accounts (including the Manager’s capital account), and the tax allocations generally attempt to equalize tax and capital accounts by, for example, making a priority allocation of taxable income to Investors who redeem at a profit. For the purposes of  maintaining capital accounts, amounts payable to the Manager for items such as services fees are treated as if paid or payable to a third party and are not credited to the capital account or interest held in the Fund held by the Manager.

The Manager may amend the Operating Agreement in any manner not adverse to the Investors without need of obtaining their consent.  These amendments can be for clarification of inaccuracies or ambiguities, modifications in response to changes in tax code or regulations or any other changes the Manager deems advisable.

The Fund has agreed to indemnify the Manager, as manager, for actions taken on behalf of the Fund, provided that the Manager’s conduct was in the best interests of the Fund and the conduct was not the result of gross negligence or intentional misconduct.

(a)(1)(i)  Dividend Rights. Distributions may be made in the Manager’s discretion, although it does not contemplate making any.

(ii)   Terms of Conversion.  Not applicable.

(iii)   Sinking Fund Provisions.  Not applicable.

(iv)  Redemption Provisions. Units may be redeemed as of the end of any calendar month upon 10 days’ oral or written notice. Investors who have Merrill Lynch customer securities accounts may give such notice by contacting their Merrill Lynch Financial Advisor, orally or in writing; Investors who no longer have a Merrill Lynch customer securities account must submit written notice of redemption, with signature guaranteed by a United States bank or broker-dealer, to the Manager.  Redemption requests are irrevocable once made.  The Fund shall not charge a redemption fee. Units are redeemable at the Net Asset Value thereof as of the close of business on the date of their redemption, minus any accrued fees (including Performance Fees) and brokerage commissions, and payment will be distributed generally approximately 10 business days after the effective date of redemption, although there can be no assurance of the timing of such payment.

No limitation on the number or frequency of an Investor’s redemptions exists.  The Fund may suspend redemptions during any period for which the Manager is unable to value a material portion of the Fund’s positions or investments, or if the Manager believes that a failure to suspend redemptions would be materially adverse to continuing Investors.

Payment of redemption proceeds from the Fund is generally made approximately 10 business days following the redemption date, although there can be no assurance as to the timing of such payments and the Manager is subject to no specific limitation on the period for repayment.

The Manager may mandatorily redeem part or all of the Units held by a particular Investor if the Manager makes certain determinations enumerated in the Operating Agreement.  Units mandatorily redeemed will be redeemed as of the specified month-end without any further action on the part of the affected Investor, and the provisions of Sections 3.02 and 3.07 of the Operating Agreement will apply.

In the event that the Fund is required to pay or withhold state, local or other taxes with respect to a particular Investor or Investors, the Fund may redeem an appropriate number of such Investor’s or Investors’ Units as of the end of the accounting period immediately following such payment in order to reimburse the Fund for the amount of such payment, together with interest on the amounts so paid at the 91-day Treasury bill rate as in effect as of the beginning of each calendar month, starting with the calendar month in which such payment is made, through the end of such accounting period.

As provided in the Operating Agreement, any material adverse amendment to the Fund’s redemption provisions described herein would require notice to and consent from Investors representing a majority of Units in issue.

(v)  Voting Rights. None of the Units carry any voting rights.  However, the owners of the Units do have the power to approve the dissolution of the Fund at a specified time and to approve amendments to the Operating Agreement which are materially adverse to Investors by obtaining the consent of more than fifty percent of the aggregate value of the Units then owned by the Investors.  Material amendments to the Operating Agreement which are not adverse to Investors may be made without obtaining the consent of Investors.

(vi)  Classification of the Board of Directors.  Not applicable.

(vii) Liquidation Rights. Upon the occurrence of an event causing the dissolution of the Fund, payment of creditors and distribution of the Fund’s assets will be effected as soon as practicable in accordance with the Delaware Limited Liability Company Act.  In such event, the Manager and each Investor will share in the assets of the Fund pro rata in accordance with its or his respective interests in the Fund, less any amount owing by such Investor to the Fund.

In connection with a dissolution of the Fund, the assets of the Fund will be distributed:  first, to the payment and discharge of all claims of creditors of the Fund (including creditors who are Unitholders); second, to the establishment of such reserves as the Manager or such other liquidator, in its sole discretion, may consider reasonably necessary or appropriate for any losses, contingencies, liabilities or other matters of or relating to this Fund; provided, however, that if and when the Manager or such other liquidator, in its sole discretion, determines that the causes for such reserves have ceased to exist, the monies, if any, then held in reserve will be distributed in the manner hereinafter provided; and third, after making all final allocations contemplated by Article II of the Operating Agreement (and for such purposes treating the date of dissolution as if it were a December 31), to the distribution in cash of the remaining assets among the Unitholders in accordance with the positive balance in each such Unitholder’s closing capital account as of the last day of the accounting period in which the Fund’s dissolution occurs.

(viii)  Preemption Rights. Not applicable.

(ix)  Liability Imposed on the Stockholders. Except as otherwise provided by law, liability of Investors for the liabilities of the Fund is limited to the capital contribution of the Investor plus its or his share of undistributed profits and assets, if any, including any obligation under law to return to the Fund distributions and returns of contributions.

(x)  Restriction on Alienability. Units are subject to restriction on alienability.  Assignment, transfer or disposition of any Units or part or all of any right, title or interest in the capital or profits of the Fund by a Investor may only be effected by giving written notice to and receiving the written consent of the Manager and must be in compliance with federal and state securities laws.

(xi) Provision that Discriminates Against a Stockholder.  Not applicable.

(a)(2) – (a)(5) Not applicable.

(b)  Debt Securities.  Not applicable.

(c)   Warrants and Rights.  Not applicable.

(d) Other Securities. Securities to be registered consist of Units of Limited Liability Company Interest.

(e) Market Information on Securities Other Than Common Equity.  Not applicable.

(f) American Depository Receipts.  Not applicable.

Item 12:  INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS

The Fund shall indemnify and hold harmless the Manager, its affiliates and their respective officers, employees, representatives and agents (each, a “Manager Party” and, collectively, the “Manager Parties”) from and against any claims, costs, expenses, damages or losses (including, without limitation, from and against any judgment, settlement, attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action or proceeding) suffered or sustained by any of them by reason of the fact that a Manager Party is or was connected in any respect with the Fund; provided, that the conduct or omission which led to such claim, cost, expense, damage or loss was in, or not opposed to, the best interests of the Fund and that such conduct or omission did not constitute gross negligence or intentional misconduct on the part of such Manager Party.

The Fund shall advance payments asserted by a Manager Party to be due under the preceding paragraph pending a final determination of whether such indemnification is, in fact, due; provided, that such Manager Party agrees in writing to return any amounts so advanced (without interest) in the event such indemnification is finally determined not to be due.

Whether or not a Manager Party is entitled to indemnification shall be determined by the judgment of independent counsel as to whether such Manager Party has reasonable grounds for asserting that indemnification is so due, unless otherwise determined by a court, arbitral tribunal or administrative forum.

In the event the Fund is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Investor’s activities, obligations or liabilities unrelated to the Fund’s business, such Investor shall indemnify and reimburse the Fund for all loss and expense incurred, including attorneys’ fees.

Item 13:  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

The financial statements with regard to the Manager required by this Item are included beginning on page F-10.  The Fund was organized on May 17, 2004 and commenced trading on February 1, 2005.  As such, as of January 31, 2005, the Fund had no financial history.  The Fund has submitted to the SEC the periodic reports required of companies with a class of securities registered under Section 12 of the Exchange Act.  These reports have included financial statements for each period since the Fund’s commencement of operations.

The supplementary financial information specified by Item 302 of Regulation S-K is not applicable.

Item 14:  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 15:  FINANCIAL STATEMENTS AND EXHIBITS

(a)(1)        Financial Statements

The financial statements required by this Item are included beginning at page F-1.

(a)(2)        Financial Statement schedules not included in this Form 10 have been omitted for the reason that they are not required or are not applicable.

(b)            Exhibits

The following exhibits were filed by the Fund as a part of its initial registration on December 20, 2004 and are incorporated herein by reference.

Exhibit Designation	Description	Page Number
1.01	Form of Selling Agreement between ML Winton FuturesAccess LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated	1.01-1
3.01	Certificate of Formation of ML Winton FuturesAccess LLC	3.01-1
3.02	Form of Limited Liability Company Operating Agreement of ML Winton FuturesAccess LLC	3.02-1

The Form of Customer Agreement between the Fund and MLPF&S is filed herein.

10.01	Form of Customer Agreement between ML Winton FuturesAccess LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated	10.01-1

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 12, 2008	ML WINTON FUTURESACCESS LLC By: Merrill Lynch Alternative Investments, LLC Manager
By:_______________________________________ Name: Barbra Kocsis Title: Chief Financial Officer, Merrill Lynch Alternative Investments LLC

INDEX TO FINANCIAL STATEMENTS

The Manager

Balance Sheet as of December 26, 2003	F-1

Notes to Balance Sheet of December 26, 2003	F-2

Independent Registered Public Accounting Firm’s Report	F-6

Balance Sheet as of March 31, 2004 (unaudited)	F-7

Notes to Balance Sheet of March 31, 2004	F-8

Balance Sheet as of December 26, 2003	F-10

MLIM

Balance Sheet as of December 31, 2005	F-19

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

BALANCE SHEET
DECEMBER 26, 2003

ASSETS
Cash	$ 519,383
Investments in Affiliated Partnerships	11,733,333
Due from Affiliates	91,386,869
Receivables from Affiliated Partnerships	11,101,693
Advances and Other Receivables	12,257,156
Deferred Charges	4,649,122
Other Assets	67,000
TOTAL ASSETS	$131,714,556

LIABILITIES AND MEMBERS’ CAPITAL
LIABILITIES: Accounts payable and accrued expenses	$5,027,696
Due to affiliates	2,738,830
Total liabilities	7,766,526
MEMBERS’ CAPITAL: Member’s capital	123,948,030
TOTAL	$131,714,556
See notes to balance sheet.

PURCHASERS OF UNITS WILL ACQUIRE
NO INTEREST IN THIS COMPANY

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

NOTES TO BALANCE SHEET
DECEMBER 26, 2003

ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization—Merrill Lynch Alternative Investments LLC (the “Company”), formerly MLIM Alternative Strategies LLC, is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP (“MLIM”) which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“ML&Co.”). The Company is registered as a commodity pool operator and a commodity trading advisor, and is registered as an investment adviser under the Investment Advisers Act of 1940.

The Company serves as the sole general partner of The Futures Expansion Fund Limited Partnership (in liquidation), ML John W. Henry & Co./Millburn L.P. (Series A, B, and C), ML/AIS L.P. (in liquidation), ML Select Futures  L.P.,  ML JWH Strategic Allocation Fund L.P., and ML Zweig-DiMenna LP (collectively, the “Affiliated Partnerships”).  Additionally, the Company has sponsored or initiated the formation of various offshore entities  (“Offshore Funds”) engaged in the speculative trading of futures, options on futures, forwards and options on forward contracts. The Company also sponsors various offshore funds which invest in other partnerships.

The Company creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, exchange funds and private equity funds.

Estimates—The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Investments in Affiliated Partnerships—The Company’s investments in its Affiliated Partnerships are valued using the Affiliated Partnerships’ net asset value, which approximates fair value.

Deferred Charges—Deferred charges represent compensation to ML&Co. affiliates for the sale of fund units to their customers. These costs are amortized over the maximum of a twelve month period.

Cash, Due from Affiliates, Receivables from Affiliated Partnerships, Advances and Other Receivables, Accounts Payable and Accrued Expenses, and Due to Affiliates - The carrying amounts of these items approximate their fair value as of December 26, 2003 because of the nature of the accounts being either liquid or requiring settlement in the short term, defined as less than 1 year.

1.	RELATED PARTIES

The Company’s officers and directors are also officers of other subsidiaries of ML&Co. as well as the Affiliated Partnerships and Offshore Funds. An affiliate of the Company bears all of the Company’s facilities and employee costs, for which it is reimbursed by the Company. Another affiliate, MLPF&S, executes and clears the Affiliated Partnerships’ trades as well as those of various Offshore Funds sponsored or managed by the Company. MLPF&S receives a fee for this service, generally based on the net assets of the Affiliated Partnerships and Offshore Funds.

ML&Co. is the holder of the Company’s excess cash, which is available on demand to satisfy payment of the Company’s liabilities. ML&Co. credits the Company with interest, at a floating rate approximating ML&Co.’s average borrowing rate, based on the Company’s average daily balance receivable. At December 26, 2003, $120,507,932 was subject to this agreement. The excess cash and other receivables and payables from ML&Co. and MLIM are included in Due from Affiliates.

At December 26, 2003, the Company had receivables from Affiliated Partnerships and Offshore Funds for certain administrative, management and redemption fees. Additionally, the Company had receivables from certain Affiliated Partnerships and Offshore Funds for organizational and initial offering costs paid on behalf of such funds which are being reimbursed to the Company over various time periods (not exceeding two years).

The Company determined that there may have been a miscalculation in the interest credited by an affiliate of the Company, to certain Affiliated Partnerships and Offshore Funds for a period prior to November 1996. Accordingly, ML&Co. is crediting current and former investors in affected funds with additional amounts totaling approximately $28,500,000, which includes compound interest. Through December 26, 2003, $26,925,950 had been paid to investors, with the remaining balance of $1,574,050 recorded as a liability on the balance sheet. The Company has determined that interest has been calculated appropriately since November 1996.

2.	INVESTMENTS IN AFFILIATED PARTNERSHIPS

The limited partnership agreements of certain Affiliated Partnerships require the Company to maintain minimum capital contributions of 1 percent of the Affiliated Partnerships’ net assets.

At December 26, 2003, the Company’s investments in its Affiliated Partnerships were as follows:

The Futures Expansion Fund Limited Partnership	$ 55,127
John W. Henry & Co./Millburn L.P. (Series A)	92,010
John W. Henry & Co./Millburn L.P. (Series B)	184,804
John W. Henry & Co./Millburn L.P. (Series C)	95,339
ML/AIS L.P.	50,834
ML Select Futures I LP	2,843,856
ML JWH Strategic Allocation Fund L.P.	8,410,445
ML Zweig DiMenna L.P.	918

Total	$ 11,733,333
The following represents condensed combined financial information of the Affiliated Partnerships as of December 31, 2003 (in thousands):

Assets	$ 1,070,446,402

Liabilities	34,381,768
Partners’ Capital	1,036,064,634

Total Liabilities and Partners’ Capital	$ 1,070,446,402

The Company’s Affiliated Partnerships trade various futures, options on futures, forwards and options on forward contracts or hold positions in underlying funds which trade such instruments. Risk to such partnerships arises from the possible adverse changes in the market value of such contracts and the potential inability of counterparties to perform under the terms of the contracts. The risk to the Company is represented by the portion of its investments in Affiliated Partnerships derived from the unrealized gains contained in such Partnerships’ net asset values.

3.	INCOME TAXES

The Company is a single member limited liability company. As such, it is disregarded for U.S. tax purposes. The sole member will report the Company’s income and expenses as its own.

4.	COMMITMENTS

The Company is obligated to pay certain affiliates from its own funds, without reimbursement by its Affiliated Partnerships, ongoing compensation (up to a 3% annual rate) based upon the average month-end net assets in such Affiliated Partnerships, accrued monthly and paid quarterly, for units in such partnerships outstanding for more than twelve months.

5.	SUBSEQUENT EVENT

Effective December 31, 2003, the Futures Expansion Fund L.P., ML/AIS L.P., and ML/AIS Ltd. suspended all trading operations and began the formal liquidation process.

INDEPENDENT AUDITORS’ REPORT

Merrill Lynch Alternative Investments LLC:

We have audited the accompanying balance sheet of Merrill Lynch Alternative Investments LLC (the “Company”) as of December 26, 2003. This financial statement is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, such balance sheet presents fairly, in all material respects, the financial position of the Company at December 26, 2003, in conformity with accounting principles generally accepted in the United States of America.

DELOITTE & TOUCHE LLP

New York, New York
April 8, 2004

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

BALANCE SHEET
MARCH 31, 2004
(unaudited)

ASSETS:
Cash	$ 740,728
Investments in Affiliated Partnerships	12,902,152
Due from Affiliates	120,978,226
Receivables from Affiliated Partnerships	12,284,559
Advances and Other Receivables	13,977,605
Deferred Charges	5,874,006
Other Assets	54,000
TOTAL ASSETS	$ 166,811,276

LIABILITIES AND MEMBERS’ CAPITAL

LIABILITIES:
Accounts payable and accrued expenses	3,950,140

Due to affiliates	$ 4,324,910

Total liabilities	8,275,050

MEMBERS’ CAPITAL:
Members’ capital	$ 158,536,226

Total Members’ Capital	158,536,226

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$ 166,811,276

See notes to balance sheet.

PURCHASERS OF UNITS WILL ACQUIRE
NO INTEREST IN THIS COMPANY

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

BALANCE SHEET
MARCH 31, 2004
(unaudited)

 1 ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization – Merrill Lynch  Alternative Investments LLC (the “Company”) is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP (“MLIM”) which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc (“ML&Co.”).  The Company is registered as a commodity pool operator and a commodity trading advisor, and is registered as an investment adviser under the Investment Advisers Act of 1940.

The Company serves as the sole general partner of  ML John W. Henry & Co./Millburn L.P. (Series A, B, and C),  ML Select Futures I L.P., ML JWH Strategic Allocation Fund L.P., ML Zweig-DiMenna LP, ML Allocation LP (collectively, the “Affiliated Partnerships”). Additionally, the Company has sponsored or initiated the formation of various  offshore entities  (“Offshore Funds”) engaged in the speculative trading of futures, options on futures, forwards and options on forward contracts.  The Company also sponsors various onshore and offshore funds which invest in other partnerships.

The Company creates and manages a variety of alternative investment products, including managed futures funds, hedge funds, exchange funds and private equity funds.

Estimates – The preparation of financial statements, in conformity with accounting principles generally accepted in the United States of America, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the balance sheet, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Investments in Affiliated Partnerships – The Company’s investments in its Affiliated Partnerships are valued using the Affiliated Partnerships’ net asset value, which approximates fair value.

Deferred Charges – Deferred charges represent compensation to ML&Co. affiliates for the sale of fund units to their customers.  These costs are amortized over the maximum of a twelve month period.

Cash, Due from Parent and Affiliates, Advances and Other Receivables, Accounts payable and accrued expenses, and Due to Affiliates - The carrying amounts of these items approximate their fair value as of March 31, 2004 because of the nature of the accounts being either liquid or requiring settlement in the short term, defined as less than 1 year.

2 RELATED PARTIES

The Company’s officers and directors are also officers of other subsidiaries of ML&Co. as well as the Affiliated Partnerships and Offshore Funds.  An affiliate bears all of the Company’s facilities and employee costs, for which it is reimbursed by the Company.  Another affiliate, Merrill Lynch, Pierce, Fenner & Smith (“MLPF&S”), executes and clears the Affiliated Partnerships’ trades as well as those of various Offshore Funds sponsored or managed by the Company. MLPF&S receives a fee for this service, generally based on the net assets of the Affiliated Partnerships and Offshore Funds.

ML&Co. is the holder of the Company’s excess cash, which is available on demand to meet current liabilities.  ML&Co. credits the Company with interest, at a floating rate approximating ML&Co.’s average borrowing rate, based on the Company’s average daily balance receivable.  At March 31, 2004, $148,079,259 was subject to this agreement.  The excess cash and other receivables from

ML&Co. and MLIM are included in Due from Affiliates.

At March 31, 2004, the Company had receivables from Affiliated Partnerships and Offshore Funds for certain administrative, management and redemption fees.  Additionally, the Company had receivables from certain Affiliated Partnerships and Offshore Funds for organizational and initial offering costs paid on behalf of such funds which are being reimbursed to the Company over various time periods (not exceeding two years).

The Company determined that there may have been a miscalculation in the interest credited by an affiliate of the Company, to certain Affiliated Partnerships and Offshore Funds for a period prior to November 1996.  Accordingly, ML&Co. is crediting current and former investors in affected funds with additional amounts totaling approximately $28,500,000, which includes compound interest.  Through March 31, 2004, $28,331,615 had been paid to investors, with the remaining balance of $168,385 recorded as a liability on the balance sheet.  The Company has determined that interest has been calculated appropriately since November 1996.

3 INVESTMENTS IN AFFILIATED PARTNERSHIPS

The limited partnership agreements of certain Affiliated Partnerships require the Company to maintain minimum capital contributions of 1 percent of the Affiliated Partnerships’ net assets.

At March 31, 2004, the Company’s investments in its Affiliated Partnerships were as follows:

John W. Henry & Co./Millburn L.P. (Series A)	84,231
John W. Henry & Co./Millburn L.P. (Series B)	156,540
John W. Henry & Co./Millburn L.P. (Series C)	86,513
ML Select Futures I L.P.	3,817,437
ML JWH Strategic Allocation Fund L.P.	8,746,546
ML Zweig DiMenna L.P.	918
ML Allocation L.P.	9,967

Total	$12,902,152

The following represents condensed combined financial information of the Affiliated Partnerships as of March 31, 2004 (in thousands):

Assets	$ 1,320,490

Liabilities	29,414
Partners’ Capital	1,291,076

Total Liabilities and Partners’ Capital	$ 1,320,490

The Company’s Affiliated Partnerships trade various futures, options on futures, forwards and options on forward contracts or hold positions in underlying funds which trade such instruments.  Risk to such partnerships arises from the possible adverse changes in the market value of such contracts and the potential inability of counterparties to perform under the terms of the contracts.  The risk to the Company is represented by the portion of its investments in Affiliated Partnerships derived from the unrealized gains contained in such Partnerships’ net asset values.

4 INCOME TAXES

The Company is a single member limited liability company.  As such, it is disregarded for U.S. tax purposes.  The sole member will report the Company’s income and expenses as its own.

5 COMMITMENTS

The Company is obligated to pay certain affiliates from its own funds, without reimbursement by its Affiliated Partnerships, ongoing compensation up to a 3% annual rate based upon the average month-end net assets in such Affiliated Partnerships, accrued monthly and paid quarterly, for units in such partnerships outstanding for more than twelve months.

BALANCE SHEET FOR THE MANAGER AS OF DECEMBER 29, 2006

Merrill Lynch Alternative
Investments LLC

Consolidated Balance Sheet as of
December 29, 2006, and
Independent Auditors’ Report

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	1
CONSOLIDATED BALANCE SHEET	2
NOTES TO CONSOLIDATED BALANCE SHEET	3-6

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA Tel. +1 212 436 2000 Fax: +1 212 436 5000 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors of
Merrill Lynch Alternative Investments LLC:

We have audited the accompanying consolidated balance sheet of Merrill Lynch Alternative Investments LLC (the “Company”) as of December 29, 2006.  This financial statement is the responsibility of the Company’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statement is free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Merrill Lynch Alternative Investments LLC as of December 29, 2006, in conformity with accounting principles generally accepted in the United States of America.

[Graphic – Signature]

March 30, 2007

Member of Deloitte Touche Tohmatsu

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 29, 2006

ASSETS
CASH	$ 1,457,935
INVESTMENTS IN AFFILIATED PARTNERSHIPS	13,002,453
INVESTMENTS IN TRADING LLCs	20,078,409
DUE FROM PARENT	843,073,049
RECEIVABLES FROM AFFILIATED PARTNERSHIPS	50,080,589
OTHER RECEIVABLES (net of allowance for doubtful accounts of $2,761,205)	19,497,029
OTHER ASSETS	569,441
TOTAL	$ 947,758,905
LIABILITIES AND MEMBER’S CAPITAL

LIABILITIES: Accounts payable and accrued expenses	$ 3,025,811
Due to affiliates	439,516,829
Total liabilities	442,542,640
Minority Interest	19,868,925
MEMBER’S CAPITAL	485,347,340
TOTAL	$ 947,758,905

See notes to consolidated balance sheet.

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

NOTES TO CONSOLIDATED BALANCE SHEET AS OF DECEMBER 29, 2006

1.            ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization—Merrill Lynch Alternative Investments LLC (the “Company”), is a limited liability company formed under the laws of the State of Delaware and is a direct, wholly-owned subsidiary of Merrill Lynch Investment Managers, L.P. (“MLIM LP”) which, in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc (“Merrill Lynch” or “ML&Co”).  The Company is registered with the Commodities Futures Trading Commission as a commodity pool operator and as a commodity trading advisor, and is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment adviser and transfer agent.

The Company serves as the sole General Partner of ML Select Futures I L.P. and ML JWH Strategic Allocation Fund L.P., (collectively, the “Affiliated Partnerships”) and is also the General Partner of ML John W. Henry & Co./Millburn L.P. (Series A, B, and C) (the “Fund”).  The Company has sponsored and is the sole managing member of the onshore Futures Access, Hedge Access, and Alpha Access programs.  The Futures Access program is a professionally managed portfolio, trading in a wide range of markets via futures, forward and options contracts through commodity trading advisors.  The Hedge Access program is a private pool of assets that may invest in diverse array of investments, from basic stocks and bonds to complex derivatives.  The Alpha Access program invests substantially all of its capital in a private investment fund that combines an Alpha source which is an actively managed alternative investments strategy with a Beta source, synthetically replacing a traditional financial benchmark through futures contracts, swaps or other derivative instruments.  The Company also serves as the general partner to various entities for the onshore Bespoke Account Platform and Investment Manager to various entities for the offshore Bespoke Account Platform.  The Bespoke Account Platform specifically tailors portfolios to clients needs utilizing Hedge Access, Futures Access, Managed Account Platforms and other affiliated ventures as well as investing directly in hedge funds.  The Company is an investment adviser for the Merrill Account Platform (“MAP”).  This is a managed-account platform designed to allow an array of investors access to the hedge fund market through a series of tailored products and next generation multi-manager solutions and structured products.  The Company is also the managing trustee of certain Private Equity funds.  Private Equity funds are pools of actively managed capital organized to invest in privately held and certain public companies.  Additionally, the Company has sponsored or initiated the formation of various offshore entities engaged in the trading of futures, options on futures, forwards and options on forward contracts.  The Company also sponsors various onshore and offshore funds that invest in other partnerships.

On September 29, 2006, Merrill Lynch completed the merger of its investment management business (“MLIM”) with Blackrock, Inc. (“Blackrock”) (the “Blackrock merger”).  In connection with the Blackrock merger, the Company transferred to Blackrock, at its carrying value, certain assets and liabilities related to MLIM LP’s Fund of Funds business.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General—The consolidated balance sheet, which includes all wholly-owned subsidiaries and the Fund in which the Company has a controlling interest, has been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”), which includes industry practices.

The Partnership agreements where the Company is a general partner generally provide its limited partners the rights to remove the Company as the general partner.  The Company consolidates those partnerships where the limited partners have not been provided such rights.

Basis of Presentation—All balances between the Company and its subsidiaries have been eliminated on consolidation.

Use of Estimates—The preparation of the consolidated balance sheet in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated balance sheet.  Such estimates include assumptions used in valuations and allowances.  Estimates, by their nature, are based on judgment and available information.  Actual results could differ materially from those estimates.

Investments in Affiliated Partnerships—The Company’s investments in its Affiliated Partnerships are valued using the Affiliated Partnerships’ net asset value.

Investments in Trading LLCs—The Fund’s investments in private limited liability companies, ML JWH Financials and Metals Portfolio LLC (“JWH LLC”) and ML Millburn Global LLC (“Millburn LLC”), (together, “Trading LLCs”) are reflected at fair value based upon the Fund’s interest in the Trading LLCs.  Fair value of the investments in the Trading LLCs is equal to the market value of the net assets of the Trading LLCs allocable to the Fund as an investor.  At December 31, 2006, the Fund had investments in JWH LLC and Millburn LLC of $10,039,205 and $10,039,204, respectively.

Cash, Receivables from Affiliated Partnerships, Other Receivables, Other Assets, Accounts Payable and Accrued Expenses—The carrying amounts of these items approximate their fair value as of December 29, 2006 given that the nature of the accounts are either liquid or requiring settlement in the short term, defined as less than one year.

Minority Interest—Minority Interest represents balances in limited partners’ capital accounts in the Fund consolidated by the Company.

New Accounting Pronouncements— In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities (“SFAS No. 159”).  SFAS No. 159 provides a fair value option election that allows companies to irrevocably elect fair value as the initial and subsequent measurement attribute for certain financial assets and liabilities, with changes in fair value recognized in earnings as they occur.  SFAS No. 159 permits the fair value option election on an instrument by instrument basis at initial recognition of an asset or liability or upon an event that gives rise to a new basis of accounting for that instrument.  SFAS No 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007 with early adoption permitted.  The Company intends to adopt SFAS No. 159 during fiscal 2007 and is currently assessing the impact of adoption on the Consolidated Balance Sheet.

In September 2006, the FASB issued Statement No. 157, Fair Value Measurements (“SFAS No. 157”).  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and enhances disclosure requirements about fair value measurements.  SFAS No. 157 is effective for fiscal years beginning after November 15, 2007 with early adoption permitted.  The Company intends to adopt SFAS No. 157 during fiscal 2007 and is currently assessing the impact of adoption on the Consolidated Balance Sheet.

3.            RELATED PARTIES

ML&Co. is the holder of the Company’s excess cash, which is available on demand to meet current liabilities as they arise.  ML&Co. credits the Company with interest, at a floating rate approximating ML&Co.’s average borrowing rate, based on the Company’s average daily balance receivable.  At December 29, 2006, $846,443,805 was subject to this agreement.  This amount is included in Due From Parent on the Consolidated Balance Sheet and is net of a payable to ML&CO of $3,370,756.  At December 29, 2006, the Company had receivables from Affiliated Partnerships for certain administrative, management and redemption fees.  Additionally, the Company had receivables from certain Affiliated Partnerships for organizational and initial offering costs paid on behalf of such funds, which are being reimbursed to the Company over various time periods (not exceeding two years).  The sum of these receivables was $50,080,589.

At December 29, 2006, the Company had payables to the following affiliates:

MLIM LP	$ 430,557,899
Merrill Lynch International	8,085,659
Merrill Lynch Pierce, Fenner and Smith	873,271
Total	439,516,829

4.            INVESTMENTS IN AFFILIATED PARTNERSHIPS

The limited partnership agreements of certain Affiliated Partnerships require the Company to maintain minimum capital contributions of 1% of the Affiliated Partnerships’ net assets.

At December 29, 2006, the Company’s investments in its Affiliated Partnerships were as follows:

ML Select Futures I L.P.	$3,608,020
ML JWH Strategic Allocation Fund L.P.	9,394,433
Total	$ 13,002,453

The following represents condensed combined financial information of the Affiliated Partnerships as of December 29, 2006:

Affiliated Partnerships’ Balance Sheet	Assets	Liabilities	Partner’s Capital
ML Select Futures I L.P.	$ 333,002,020	$ 6,829,450	$ 326,172,570
ML JWH Strategic Allocation Fund L.P.	$ 844,392,412	$ 52,089,350	$ 792,303,062

The Company’s Affiliated Partnerships trade various futures, options on futures, forwards and options on forward contracts or hold positions in underlying funds, which trade such instruments.  Risk to such partnerships arises from the possible adverse changes in the market value of such contracts and the potential inability of counterparties to perform under the terms of the contracts.  The risk to the Company is represented by the portion of its investments in Affiliated Partnerships derived from the unrealized gains contained in such Partnerships’ net asset values.

5.            COMMITMENTS AND CONTINGENCIES

Litigation- As of December 29, 2006, ML&Co. and/or certain of its subsidiaries have been named as parties in various actions, some of which involve claims for substantial amounts.  Although the Company cannot predict what the eventual loss or range of loss related to such matters will be, the Company believes, based on information available, that the resolution of these matters will not have a material adverse effect on the financial condition of the Company, as set forth in the Consolidated Balance Sheet, but may be material to the Company’s operating results for any particular period.  However, as of December 29, 2006, there is no pending litigation against the Company.

6.            INCOME TAXES

The Company is a single member limited liability company, and as such the Member of the Company is subject to federal and state taxation based on its distributive share of items of income, gain, loss and expense of the Company.

*   *   *   *   *   *

BALANCE SHEET FOR MLIM AS OF DECEMBER 30, 2005

Merrill Lynch
Investment Managers,
L.P. and Subsidiaries

Consolidated Balance Sheet as of
December 30, 2005, and
Independent Auditors’ Report

MERRILL LYNCH INVESTMENT MANAGERS L.P.
AND SUBSIDIARIES

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	F-22
FINANCIAL STATEMENT AS OF DECEMBER 30, 2005:	F-23
Consolidated Balance Sheet	F-23
Notes to Consolidated Balance Sheet	F-24

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA Tel. +1 212 436 2000 Fax: +1 212 436 5000 www.deloitte.com

INDEPENDENT AUDITORS’ REPORT

To the Partners and Management of
Merrill Lynch Investment Managers, L.P.:

We have audited the accompanying consolidated balance sheet of Merrill Lynch Investment Managers, L.P. and subsidiaries (the “Partnership”) as of December 30, 2005.  This consolidated balance sheet is the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on this consolidated balance sheet based on our audit.

We conducted our audit in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated balance sheet presents fairly, in all material respects, the financial position of Merrill Lynch Investment Managers, L.P. and subsidiaries as of December 30, 2005, in conformity with accounting principles generally accepted in the United States of America.

[GRAPHIC – Deloitte Signature]

March 28, 2006

Member of
Deloitte Touche Tohmatsu

MERRILL LYNCH INVESTMENT MANAGERS, L.P.
AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 30, 2005

ASSETS
CASH AND CASH EQUIVALENTS	$ 72,266,724
INVESTMENTS	584,425,095
RECEIVABLE FROM AFFILIATES	1,735,964,357
MANAGEMENT FEES RECEIVABLE	126,267,585
FACILITIES AND EQUIPMENT—NET	147,184,278
GOODWILL	62,140,669
PREPAID EXPENSES AND OTHER ASSETS	74,562,649
TOTAL	$ 2,802,811,357
LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:
Due to affiliates	$ 1,923,592,620
Accounts payable and accrued expenses	223,556,527
Total liabilities	2,147,149,147
MINORITY INTEREST	253,065,259
PARTNERS’ CAPITAL:
Partners’ capital	395,894,051
Accumulated other comprehensive income	6,702,900
Total partners’ capital	402,596,951
TOTAL	$ 2,802,811,357

See notes to consolidated balance sheet.

MERRILL LYNCH INVESTMENT MANAGERS, L.P.
AND SUBSIDIARIES

NOTES TO CONSOLIDATED BALANCE SHEET AS OF DECEMBER 30, 2005

 1.            ORGANIZATION

Merrill Lynch Investment Managers, L.P. (the “Partnership” or “MLIM”) serves as an investment adviser to certain affiliated registered investment companies and provides investment advisory services for individuals and institutions.  The Partnership, a Delaware limited partnership, is jointly owned by a general partner, Princeton Services, Inc. (“PSI”), an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“ML&Co.”), and a limited partner, ML&Co.  The percentages of ownership of the Partnership by the general and limited partners are 1% and 99%, respectively.

2.            SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation—The Partnership’s consolidated balances reflect its 100% ownership of Merrill Lynch Investment Managers Co., Ltd.; Merrill Lynch Investment Managers, L.L.C.; Merrill Lynch Alternative Investments L.L.C. (both a commodity pool operator and commodities trading adviser registered with the Commodity Futures Trading Commission); Merrill Lynch Hopewell, L.L.C.; and Portfolio Administration and Management Limited (“PAM”), a Cayman Islands registered limited liability company.  The consolidated balances also include Variable Interest Entities (“VIE”) that are consolidated based on a risks and rewards approach as required by Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (Revised December 2003) (“FIN 46R”).  All material intercompany balances and transactions have been eliminated.

Use of Estimates—The preparation of the consolidated balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet.  Estimates, by their nature, are based on judgment and available information.  Actual results could differ from these estimates.

Cash and Cash Equivalents—Cash includes marketable securities with an original maturity of three months or less.

Management Fees Receivable—Management fees receivable consist of fees earned based on a percentage of the net assets under management of affiliated investment companies and on assets managed for individual and institutional accounts based on contractual fee structure, for which the Partnership provides investment advisory services.  These fees are recognized in the period in which such service is provided.  A reserve for uncollectible management fees receivable of $1,274,367 has been included in the consolidated balance sheet.

Investments—The Partnership maintains investments in certain private equity funds, affiliated and nonaffiliated investment funds.  In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, all qualifying securities are classified as available-for-sale securities with unrealized gains and losses charged or credited to accumulated other comprehensive income or loss, a separate component of partners’ capital, trading, where unrealized profits and losses are recorded in operations, or held to maturity, which are held at amortized cost.

Also included in investments are non-qualifying investments which are not included in the scope of SFAS 115, which include certain private equity funds, investments in affiliated funds and in debt securities held by consolidated VIE’s.  Fair value is determined based upon readily available market prices or the net asset value of the underlying funds.

Variable Interest Entities—The Company has entered into transactions with two VIE’s in which it is the primary beneficiary; accordingly, such VIE’s are consolidated.  The Company is the sponsor and guarantor of VIE’s that provide a guarantee of principal to beneficial interest holders, thereby limiting investors’ losses generated from the assets.  The guarantee is scheduled to come to term at various points on or before February 28, 2007.  Investors in these VIE’s have recourse to the Company to the extent that the value of the assets held by the VIE’s at maturity is less than the investors’ initial investment.  The Company has accrued $857,246 with respect to these guarantees, which represents the estimated future payments required by the guarantees.  The guarantees will be funded through the Company’s cash and ML&Co. to the extent the Company’s cash on the guarantee date is not sufficient.

At December 30, 2005, it was determined that the Partnership was the primary beneficiary of three investment funds (two of which have been described above), and, accordingly, the Partnership consolidated such entities as of December 30, 2005.  Consolidation of these entities resulted in an increase in assets and liabilities on the Consolidated Balance Sheet of approximately $325,731,762 and $223,227 respectively, and created minority interest of $253,065,259 at December 30, 2005.  As the Partnership does not have substantial equity ownership in the VIE’s, the majority of the equity of these VIE’s resides in minority interest.

Facilities and Equipment—Facilities and equipment are recorded at historical cost, net of accumulated depreciation.  Facilities and equipment consist principally of furniture and equipment.  Depreciation is calculated using the straight-line method over the estimated useful lives of the various assets when the assets are placed into service.

Goodwill—Goodwill represents the cost of acquired businesses in excess of the fair value of the related net assets at the time of acquisition.  The Partnership evaluates its recorded goodwill for potential impairment annually.  Pursuant to SFAS No. 142, Goodwill and Other Intangible Assets, impairment can occur whenever events or changes in circumstances indicate that the carrying amount of an identified intangible may not be recoverable.  The Partnership determined that the goodwill is not impaired at December 30, 2005.

Income Taxes—The Partnership does not incur any income tax liability.  All current and deferred taxes are the responsibility of the partners of the Partnership, including all taxes directly incurred by the Partnership.

Foreign Currency Translation—The assets and liabilities of the Partnership’s foreign operations are translated into U.S. dollars at current exchange rates, and revenues and expenses are translated at average exchange rates for the year.  Resulting translation adjustments are included in accumulated other comprehensive income, which is reflected as a separate component of partners’ capital.

Accumulated Other Comprehensive Income—Accumulated other comprehensive income, aggregating $6,702,900 at December 30, 2005, consisted of unrealized appreciation of investments of $1,800,885 and a foreign currency translation gain adjustment of $4,902,015.

Recent Accounting Standards—In June 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections.  SFAS No. 154 replaces Accounting Principles Board Opinion No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements.  SFAS No. 154 requires that a voluntary change in accounting principle be applied retrospectively with all prior period financial statements presented under the new accounting principle.  SFAS No. 154 also requires that a change in the method of depreciating or amortizing a long-lived non-financial asset be accounted for prospectively as a change in estimate, and correction of errors in previously issued financial statements should be termed “restatements”.  SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The adoption of SFAS No. 154 is not expected to have a significant impact on the Company’s Consolidated Financial Statements.

TRANSACTIONS WITH AFFILIATES

The Partnership serves as an investment adviser for certain affiliated investment companies (the “Funds”) and receives management fees based on a percentage of the net assets of each investment company.  At December 30, 2005, included in management fees receivable was $126,267,585 relating to such affiliated investment companies.  During 2005, the Partnership provided management services in connection with securities lending transactions entered into by certain affiliated investment companies.  At December 30, 2005, $4,665,853 related to these transactions was included in receivables from affiliates.

The Partnership has an agreement with FAM Distributors, Inc. (“FAMDI”), an affiliate of the Partnership, under which the Partnership reimburses FAMDI to the extent its expenses are greater than revenues.  In 2005, FAMDI’s expenses exceeded revenues, which resulted in contractual reimbursement by the Partnership of $21,001,002.  The contractual reimbursement with FAMDI is expected to continue indefinitely.  The Partnership also provides employees, office space, and other operating equipment to Fund Investment Managers, L.P., an affiliate of the Partnership.

The Partnership has an agreement with Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), which provides that the Partnership, as it receives revenues as investment adviser to the Funds, reimburse MLPF&S for certain costs incurred in processing transactions involving shares of the fund, platform access fees and related separately managed account expenses.  As of December 30, 2005, included in payable to affiliates is $42,569,617 due to MLPF&S from the Partnership pursuant to this agreement.

ML&Co. holds the Partnership’s excess cash, if any, and advances funds, if necessary, to meet current liabilities.  ML&Co. credits or charges the Partnership for interest at a floating rate based on the Partnership’s average daily cash balances due to or due from ML&Co. As of December 30, 2005, the average interest rate on such amounts was 2.56%.  As of December 30, 2005, $68,012,379 is included in due to affiliates as a result of this relationship netted against other payables to ML&Co for payments made related to the Partnership’s current and other liabilities.

The Partnership holds a note receivable from ML&Co., which represents the limited partner’s promissory note of $9,424,000 to the Partnership.  This note is payable upon demand and bears an interest rate equivalent to short-term commercial paper.  The average interest rate for this note for the year ended December 30, 2005, was 2.56%.  This promissory note is accounted for as a reduction to limited partner’s capital as of December 30, 2005.

The Partnership entered into an agreement with PSI, whereby, effective January 1, 2000, the employees of the Partnership became joint employees of the Partnership and PSI. Pursuant to this agreement, the salaries and benefit expenses relating to the Partnership’s employees have been transferred to PSI’s records and the Partnership recorded a corresponding intercompany payable with PSI. For the year ended December 30, 2005, $374,576,307 was transferred to PSI.

INVESTMENTS

Investments reported on the consolidated balance sheet at December 30, 2005, are as follows:

Available-for-sale–affiliated funds	$ 83,599,378
Nonqualifying–debt securities	164,387,792
Nonqualifying–private equity funds	221,156,699
Nonqualifying–other	48,095,083
Nonqualifying–affiliated funds	67,186,143
Total non qualifying (1)	500,825,717
Total	$ 584,425,095

(1) Nonqualifying for SFAS No. 115 purposes

Approximately $144.4 million of the debt securities held mature on February 28, 2007.  The remainder mature at various dates on or before October 1, 2040.

Investments in Private Equity Funds—ML&Co., through the Partnership, established the ML Diversified Private Equity Program (“DivPEP”) in 2000.  DivPEP is comprised of a series of parallel funds (collectively, the “DivPEP Funds”) which invest in funds, secondary funds, and direct investments, generally pro ratabased on committed capital.  MLIM DivPEP I, LLC, a wholly-owned subsidiary of MLIM Private Equity, L.P. (“MLIMPELP”) (a wholly-owned subsidiary of PAM), is a general partner to the domestic DivPEP Funds, and PAM is a general partner to the offshore DivPEP Funds.  As of December 30, 2005, the general partners’ combined total investment was $45 thousand.  There is no remaining unfunded commitment outstanding at December 30, 2005 from the original $150 million capital commitment facility provided in connection with DivPEP.

In connection with DivPEP, MLIM committed to invest up to $100 million as a limited partner in the Vesey Street Fund, L.P. As of December 30, 2005, $74.5 million of the $100 million commitment had been drawn down and the investment is carried at its fair value of $73.8 million.

MLIM also committed to invest up to $6.8 million as a limited partner in the Passage Portfolio, L.P. As of December 30, 2005, $2.0 million of the $6.8 million had been drawn down and the investment is carried at its fair value of $3.1 million.

ML&Co., through the Partnership, established the ML Diversified Private Equity Program II (“DivPEP II”) in 2002.  DivPEP II is comprised of a series of parallel funds (collectively, the “DivPEP II Funds”) which will invest in funds, secondary funds, and direct investments, generally, pro rata based on committed capital.  MLIM DivPEP II, LLC, a wholly-owned subsidiary of MLIMPELP, is a general partner to the domestic DivPEP II Funds, and PAM is a general partner to the offshore DivPEP II Funds.  As of December 30, 2005, the general partners’ combined total investment was $40 thousand.  There is no remaining unfunded commitment outstanding at December 30, 2005, from the original $150 million capital commitment facility provided in connection with DivPEP II.

In connection with DivPEP II, MLIM committed to invest up to $31.8 million as a limited partner in the Vesey Street Fund II, L.P. As of December 30, 2005, $7.6 million of the $31.8 million commitment had been drawn down.  This investment is carried at its fair value of $13 million.

As of December 30, 2005, MLIM has committed to invest up to $3.2 million in the Passage Portfolio II, L.P., one of the DivPEP II Funds.  MLIM receives a fee on this commitment, to the extent that it is drawn, equal to 1% per annum.  As of December 30, 2005, $916 thousand of the $3.2 million had been drawn down and the investment is carried at fair value of $981,000.

MLIM has committed to invest up to $10 million in the ML Private Opportunities Fund.  As of December 30, 2005, $2.1 million of the $10 million commitment had been drawn down.  This investment is carried at its fair value of $4.0 million.

ML&Co., through the Partnership, established the ML Diversified Private Equity Program III (“DivPEP III”) in 2005.  DivPEP III is comprised of a series of parallel funds (collectively, the “DivPEP III Funds”) which will invest in funds, secondary funds, and direct investments, generally, pro rata based on committed capital.  MLIM DivPEP III, LLC, a wholly-owned subsidiary of MLIMPELP, is a general partner to the domestic DivPEP III Funds, and PAM is a general partner to the offshore DivPEP III Funds.

In connection with DivPEP III, MLIM committed to make capital commitments, through a maximum $500 million facility, on behalf of the DivPEP III Funds prior to the initial closing (the “Initial Investments”).  As of December 30, 2005, funded commitments total $40,849,730.  This facility is provided through MLIM Private Equity Holdings III, LLC, a wholly-owned subsidiary of MLIMPELP. The Initial Investments will be held at cost and transferred to DivPEP III Funds at cost plus LIBOR plus two percent at the time of DivPEP III’s final closing.

In connection with DIV PEP III, MLIM committed to invest $100 million as a limited partner in DIV PEP III.  As of December 30, 2005, no amounts have been drawn down, as DIV PEP III has not closed.

MLIM has committed to invest up to $16 million in the Passage Portfolio III, L.P., one of the DivPEP III Funds of which no amounts have been drawn down.

FACILITIES AND EQUIPMENT

Facilities and equipment as of December 30, 2005, consist of the following:

	Cost	Useful Life

Furniture, fixtures and equipment	$ 103,520,112	3-10 years
Land	75,396,925	N/A
Construction in progress	157,606	2-25 years
Leasehold improvements	3,488,767	2-25 years
Building	69,060,743	40 years
Facilities and equipment–gross	251,624,153
Less accumulated depreciation	(104,439,875)
Facilities and equipment–net	$ 147,184,278

EMPLOYEE BENEFIT PLANS

The Partnership provides retirement and other post employment benefits to its employees through defined contribution plans, defined benefit pension plans and other postretirement benefit plans sponsored by ML&Co. These plans consist of the Retirement Accumulation Plan (“RAP”), the Employee Stock Ownership Plan (“ESOP”), and the 401(k) Savings & Investment Plan, which cover substantially all U.S. employees who have met specified age and service requirements.

ML&Co. established the RAP and the ESOP, collectively known as the “Retirement Program,” for the benefit of employees with a minimum of one year of service.  A separate retirement account is maintained for each participant.

ML&Co. purchased a group annuity contract to guarantee the payment of benefits vested under a defined benefit plan that was terminated in accordance with the applicable provisions of the Employee Retirement Income Security Act of 1974.

LITIGATION

The Partnership and certain affiliated companies are parties to certain lawsuits arising from the normal conduct of their business.  While the ultimate result of the lawsuits against the Partnership and its affiliates cannot be predicted with certainty, based upon the advice of legal counsel, management does not expect that these matters will have a material adverse effect on the Partnership’s financial position.

FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and cash equivalents, management fees receivable, prepaid expenses and other assets and accounts payable and accrued expenses are carried at amounts which approximate their fair values as of December 30, 2005, due to the nature of the accounts settling in the short term.  Investments are carried at fair value as determined based upon readily available market prices.  The fair value of certain private equity funds are represented by cost, unless management determines that such valuation is no longer appropriate based on significant transactions in such funds.  Because of the inherent uncertainty in the valuation of investments that are not readily marketable, estimated values may differ significantly from the values that would have been reported had a ready market for such investments existed.

SUBSEQUENT EVENT

On February 15, 2006, ML & Co. announced that it has signed a definitive agreement under which it would transfer MLIM’s investment management business to BlackRock, Inc. (“BlackRock”) in exchange for a 49.8% interest in the combined BlackRock firm, including a 45% voting interest.  This transaction is expected to close during the third quarter of 2006.

*   *   *   *   *   *